FINAL FORM
STRICTLY CONFIDENTIAL

ASSET PURCHASE AGREEMENT[1]
by and among
MWI VETERINARY SUPPLY CO.,
WAG LABS, INC.,
and, solely for the purposes set forth herein,
WAG! GROUP CO.

June [__], 2025

1     THIS DOCUMENT IS INTENDED SOLELY TO FACILITATE DISCUSSIONS AMONG THE PARTIES IDENTIFIED HEREIN. IT IS NOT INTENDED TO CREATE, AND WILL NOT BE DEEMED TO CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE UNLESS AND UNTIL DULY EXECUTED BY EACH OF THE PARTIES. THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BY THE PARTIES IDENTIFIED HEREIN AND, IF APPLICABLE, THEIR RESPECTIVE AFFILIATES WITH RESPECT TO THE SUBJECT MATTER HEREOF.

TABLE OF CONTENTS

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EXHIBITS
Exhibit A        Form of Assignment and Assumption Agreement
Exhibit B        Form of Bill of Sale
Exhibit C        Form of IP Assignment Agreement

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ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June [●], 2025, by and among MWI Veterinary Supply Co., a Delaware corporation (the “Purchaser”), Wag Labs, Inc., a Delaware corporation (the “Company”) and, solely for purposes of Section 4.2 and Section 8.16, Wag! Group Co., a Delaware corporation (“Guarantor”). The Purchaser and the Company are each referred to herein as a “Party” and collectively as the “Parties.”
Background
WHEREAS, the Company Group is engaged in, among other things, the business of designing, developing, marketing, operating and supporting a digital platform for veterinary e-prescriptions, currently referred to as the Furscription offering (the “Business”);
WHEREAS, the Company wishes to divest the Business and, in connection therewith, to sell and transfer to the Purchaser the Purchased Assets and to assign the Assumed Liabilities to the Purchaser, pursuant to and in accordance with the terms and conditions of this Agreement;
WHEREAS, the Purchaser wishes to acquire the Purchased Assets and to assume the Assumed Liabilities, pursuant to and in accordance with the terms and conditions of this Agreement;
WHEREAS, concurrently with the Closing, and as a material inducement to the Purchaser’s willingness to enter into this Agreement, the Prospective Employees are entering into the Employment Documentation; and
WHEREAS, the Company and the Purchaser desire to enter, or to cause certain of their respective Affiliates to enter, into certain other agreements in connection with the transactions contemplated hereby.
Terms and Conditions
NOW, THEREFORE, in consideration of the covenants, agreements, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Parties hereby agree as follows:
1.Definitions.
For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

“Accounts Receivable” means, as of any specified date, any trade accounts receivable, notes receivable, bid, lease or performance deposits, employee advances and other miscellaneous receivables of any member of the Company Group.
“Action” is defined in Section 7.5.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the purposes of the foregoing, ownership, directly or indirectly, of 50% or more of the voting stock shall be deemed to constitute control.
“Agreement” means this Agreement, including all Schedules and Exhibits hereto.
“AI Inputs” is defined in Section 4.11(j).
“AI Tools” is defined in Section 4.11(j).
“Assets” means, collectively, all of the assets, properties, business, goodwill and rights of every kind and description, real and personal, tangible and intangible, of the Company Group, wherever situated, whether or not reflected on the Company Group’s books and records and that, in each case, are used, held, or developed for the Business.
“Assigned Contracts” is defined in Section 2.1(b).
“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement between the Purchaser and the Company substantially in the form of Exhibit A hereto.
“Assumed Liabilities” is defined in Section 2.3.
“Base Purchase Price” means $5,000,000.
“Benefits and Employee Liabilities” is defined in Section 2.4(d).
“Bill of Sale” means that certain Bill of Sale between the Purchaser and the Company substantially in the form of Exhibit B hereto.
“Business” has the meaning set forth in the recitals to this Agreement.
“Business Confidential Information” is defined in Section 6.5(a).
“Business Day” means any calendar day which is not a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Business Intellectual Property” means, collectively, the Licensed Intellectual Property and the Owned Intellectual Property.
“Charter Documents” means an entity’s certificate or articles of incorporation, formation or organization, certificate defining the rights and preferences of securities, general or limited partnership agreement, bylaws or operating agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.
“Claim Notice” is defined in Section 7.3(a).
“Claim Response” is defined in Section 7.3(a).
“Closing” is defined in Section 3.1.
“Closing Date” is defined in Section 3.1.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Commitments” means each Customer Contract and Vendor Contract.
“Company” is defined in the preamble to this Agreement.
“Company Contract” is defined in Section 4.13(b).
“Company Group” means, collectively, Wag! Group Co. and its Subsidiaries as related to the Purchased Assets or the Business unless otherwise specified or the context requires otherwise. Any reference herein to “any member of the Company Group” means any of Wag! Group Co. or any of its Subsidiaries as related to the Purchased Assets or the Business unless otherwise specified or the context requires otherwise.
“Company Products” means all products or services (including any websites, mobile applications, firmware or other Software) owned (or purported to be owned), developed (or currently being developed), accessed, used, marketed, distributed, licensed, sublicensed, hosted, sold, or otherwise made available at any time by or on behalf of any member of the Company Group, in each case, that relates to or is used, held or developed for use in the Business.
“Confidential Information” means any information of a Person, including a list, compilation, method, technique or process that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use.
“Contingent Claim” is defined in Section 7.8.
“Contract” means any written or oral contract, agreement, lease, plan, instrument or other document, commitment, arrangement, undertaking, practice or authorization that is or may be binding on any Person or its property under applicable Law, including any purchase orders, terms of service or statements of work.

“Customer Contracts” is defined in Section 2.1(a).
“Damages” means any Liabilities, claims, demands, judgments, losses, Taxes, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description incurred by an Indemnified Party in connection therewith).
“Data Protection Laws” means all applicable Laws relating to (a) privacy, data protection, consumer protection, data security or breach notification, (b) the processing of Personal Information, (c) email, telephone and text message communications and (d) online tracking and advertising.
“Default” means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, could constitute a breach, default or violation or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, could give rise to a right of termination, renegotiation, acceleration or a right to receive Damages or a payment of penalties.
“Employee Benefit Plan” means each deferred compensation, retention, change of control, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity or equity-based compensation, phantom equity, employment, consulting, severance, health, vacation, time off, supplemental unemployment benefit, hospitalization insurance, medical, dental, vision, prescription drug, disability, life, welfare, legal services, fringe benefit and other compensation and employee benefit plan, program, agreement, contract, arrangement or policy, in each case whether or not in writing, including any “welfare benefit plan” (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA) and any “pension benefit plan” (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA).
“Employment Documentation” is defined in Section 3.2(a)(iii).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules promulgated thereunder, or any successor Law.
“ERISA Affiliate” means any Person or trade or business (in any case, whether incorporated or unincorporated) that together with the Company or any Subsidiary of the Company, is, or at any relevant time was, deemed a “single employer” or part of the same “affiliated service group,” each within the meaning of Section 414 of the Code.
“Excepted Representations” is defined in Section 7.3(d).
“Excluded Assets” is defined in Section 2.2.
“Excluded Liabilities” is defined in Section 2.4.
“Expiration Date” is defined in Section 7.4.

“Fraud” means Delaware common law fraud with respect to the making of the representations and warranties set forth in any Transaction Document.
“GAAP” means U.S. generally accepted accounting principles, consistently applied.
“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body or other entity and any court, arbitrator or other tribunal).
“Governmental Order” means any judgment, decree, injunction, order, ruling, writ, citation or award of any nature of any Governmental Body or other authority that is binding on any Person or its property under applicable Law.
“Governmental Permits” means any permits, licenses, registrations, certificates of occupancy, variances, approvals, privileges or other authorizations of any nature whatsoever, granted, approved or allowed by any Governmental Body.
“Healthcare Laws” means all Laws applicable to the Business or the Purchased Assets or any member of the Company Group’s operation of the Business in each case relating to: (a) the licensure, certification, qualification or authority to transact business in connection with the provision of, payment for, or arrangement of, health benefits or health insurance, including Laws that regulate managed care, third party payors and persons bearing the financial risk for the provision or arrangement of health care services; (b) the licensure, certification, qualification, authority and operations of pharmacies, wholesalers, drug repackagers, or other medical or health facilities or the dispensing, sale, packaging, repackaging, prepackaging, manufacturing, distributing, importing, holding, advertising, labeling, and adulteration of drug products, including, but not limited to, controlled substances; (c) the solicitation or acceptance of improper incentives involving persons operating in the health care industry, including, without limitation, Laws prohibiting or regulating fraud and abuse, patient referrals or provider or patient incentives generally or under the following statutes: the federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347), and any anti-kickback, fee-splitting, physician self-referral or false claim act state law; (d) billings to insurance companies, health maintenance organizations and other managed care plans or otherwise related to insurance fraud; (e) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (f) the Federal Drug and Cosmetic Act, 21 U.S.C. Section 301 et. seq.; (g) the Federal Controlled Substances Act, 21 U.S.C. §§ 801 et seq.; (h) Controlled Substances Import and Export Act (21 U.S.C. §§ 951 et seq.) and applicable state Laws regulating the possession, distribution, provision or use of controlled substances; (i) 21 U.S.C. Section 333(e) and any laws regarding the dispensing, distribution or sale of human growth hormone in humans; (j) any Laws governing the privacy, security, integrity, accuracy, transmission, storage or other protection of patient or individual health care information; (k) any state insurance, health maintenance organization or managed care Laws; (l) state Laws related to the practice of pharmacy and medicine; and (m) any other Law, regulation, guidance document, manual provision, program memorandum, opinion letter, or other public issuance which regulates kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care services.
“Holdback Amount” means an amount equal to $500,000.
“Holdback Claim” is defined in Section 2.6(a).
“Holdback Release Date” is defined in Section 2.6(b).
“Indebtedness” of any Person at any date means, without duplication, (a) all of the indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention Contract with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such Contract in the event of Default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (e) all obligations under capital leases and those arrangements which should have been recorded as capital leases in respect of which such Person is liable as lessee, (f) any Liability of such Person in respect of banker’s acceptances or letters of credit, (g) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (h) obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment prior to the Closing Date in respect of any equity interest in such Person or any other Person or any warrant, right or option to acquire such equity interest, valued, in the case of a redeemable preferred interest, at the maximum liquidation preference that such Person may be required to pay plus, without duplication, accrued and unpaid dividends, (i) all Liabilities in respect of any deferred revenue or revenue sharing obligations, (j) all Liabilities in respect of any amounts owed to Affiliates of such Person, (k) all interest, fees, prepayment premiums and other expenses owed with respect to the indebtedness referred to in the preceding clauses (a) through (j) of this definition and (l) all indebtedness referred to in the preceding clauses (a) though (k) of this definition which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.
“Indemnified Company Party” is defined in Section 7.2.
“Indemnified Party” is defined in Section 7.3(a).
“Indemnified Purchaser Party” is defined in Section 7.1.

“Indemnitor” is defined in Section 7.3(a).
“Individual Permits” is defined in Section 4.17(e).
“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, including any and all: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all provisionals, reissues, continuations, continuations-in-part, divisions, renewals, extensions and re-examinations thereof, and all industrial designs and registrations and applications therefor, (b) trademarks, service marks, trade dress, logos, slogans, trade names, domain names, URLs, brand names, and corporate names, user names, screen names, internet and mobile account names (including social media names, “tags,” and “handles”) or other designations of source, origin, sponsorship, endorsement or certification, together with all goodwill associated with any of the foregoing, whether or not applied for or registered and all applications, registrations and renewals in connection therewith, (c) copyrights and copyrightable works and all applications, registrations and renewals in connection therewith, together with all translations, adaptations, derivations and combinations thereof and all website content, documentation, advertising copy, marketing materials, specifications, drawings, graphics, databases, and recordings, (d) trade secrets and Confidential Information (including ideas, source code, object code, invention disclosure statements, operating systems, databases, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, tools, product road maps, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (“Trade Secrets”), (e) computer software (including data and related documentation) and databases, and any and all software implementations of algorithms, specifications, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations, compilations, arrangements, adaptations, and derivative works thereof (“Software”), (f) other proprietary rights and rights of publicity relating to any of the foregoing, including causes of action, damages and remedies for past, present and future infringements, misappropriations or other violations thereof and rights of protection of an interest therein under the laws of any jurisdiction and (g) copies and tangible embodiments of any of the foregoing (in whatever form or medium).
“IP Assignment Agreement” means that certain Intellectual Property Assignment between the Purchaser and the Company substantially in the form of Exhibit C hereto.
“IRS” means the U.S. Internal Revenue Service.
“IT Systems” means the equipment and computer systems (including computers, servers, workstations, routers, hubs, switches, circuits, networks, data communication lines, Software, hardware, information technology systems, telecommunications systems, data processing systems, databases, data repositories, cloud services and other systems, equipment and infrastructure) that are used, held for use, owned, developed or licensed by any member of the Company Group, in each case, that relates to or is used, held or developed for use in the Business (excluding public utilities such as internet service providers, telecommunications carriers and the like).
“Knowledge” means, with respect to a director or officer of any member of the Company Group, or Georgia Jeremiah or Alex Jeremiah, that such individual has actual knowledge of a particular fact or other matter; provided, that such individual shall be deemed to have knowledge of a particular fact or other matter if such individual is actually aware of that fact or matter or could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a commercially reasonable investigation.
“Law” means any provision of any constitution, statute, law, treaty, ordinance, regulation, charter, order, code, rule or legally enforceable guideline of any Governmental Body, as well as any applicable principle of common law.
“Liability” means any direct or indirect liability, indebtedness, obligation, expense, debt, claim, loss, damage, Taxes, deficiency, guaranty or endorsement of any nature, of or by any Person, whether absolute or contingent, known or unknown, secured or unsecured, recourse or non-recourse, filed or unfiled, accrued or unaccrued, due or to become due, or liquidated or unliquidated.
“Licensed Intellectual Property” means all Intellectual Property that is not owned or purported to be owned by any member of the Company Group, and is licensed or sublicensed by a third Person to any member of the Company Group, in each case, that relates to or is used in the Business.
“Liens” means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
“Liquidated Claim Notice” is defined in Section 7.3(a).
“Litigation” means any lawsuit, action, arbitration, administrative, quasi-administrative or other proceeding or any criminal prosecution or investigation or inquiry undertaken by or on behalf of any Governmental Body.
“Material Adverse Effect” means a material adverse effect on any of the Liabilities, financial condition, results of operations, prospects, liquidity, products, competitive position, customers or customer relations of the Company Group, the Business or the Assets.
“Off-the-Shelf Software” means any non-customized, generally commercially available, off-the-shelf Software (including “software-as-a-service” products) made available on standard shrink-wrap, click-wrap, click-through, or similar non-exclusive terms that, in each case, has incurred or will incur, in any 12 month period, license, maintenance, and other fees of less than $10,000 in the aggregate.
“Open Source Software” means any Software that is distributed (i) as “free software” (as defined by the Free Software Foundation), (ii) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd) or (iii) under a license that (A) requires source code or derivative works based on such Software to be made publicly available under the same license or (B) prohibits the receipt of consideration in connection with sublicensing or distributing such software.
“ordinary course” or “ordinary course of business” means, with respect to an action taken by any Person, an action that (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person, (b) does not require authorization by the board of directors or equityholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.
“OSS Modifications” means any and all enhancements to, derivative works or, or any other modifications to any Open Source Software made by or on behalf of any member of the Company Group, in each case, that relate to or are used in the Business.
“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any member of the Company Group that relates to or is used, developed or held for use in the Business, including the Registered IP and all Company Products and Proprietary Software.
“Party” is defined in the preamble to this Agreement.
“Permitted Liens” means (a) Liens for Taxes not yet due and payable or (b) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens securing obligations incurred in the ordinary course of the Business not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside therefor.
“Person” means any natural person, corporation, limited liability company, partnership, proprietorship, association, joint venture, trust or other legal entity.
“Personal Information” means information that, (a) alone or in combination with other information, can identify or be associated with a unique individual or household or (b) is subject to, or otherwise afforded protection under, a Data Protection Law, regulation or statute. For purposes of clarity, Personal Information includes (i) protected health information subject to the privacy, security and breach notification regulations and guidance issued under the Health

Insurance Portability and Accountability Act, (ii) personal information subject to the California Consumer Privacy Act or other U.S. state comprehensive privacy laws, (iii) nonpublic personal information subject to the Gramm-Leach Bliley Act and state financial privacy laws and regulations, (iv) credit card information subject the Payment Card Industry Data Security Standard and (v) digital marketing practices subject to relevant Laws such as the CAN-SPAM Act and Telephone Consumer Protection Act.
“Plans” means each Employee Benefit Plan that is sponsored, maintained, contributed to, or required to be contributed to, by the Company, any Subsidiary of the Company or any ERISA Affiliate for the benefit of any current or former officer, director, employee, consultant, member, manager or independent contractor of the Company or any Subsidiary of the Company, or with respect to which the Company or any Subsidiary of the Company has any Liability or obligation (whether actual, contingent or otherwise, and including any from an ERISA Affiliate).
“Pre-Closing Insurance” is defined in Section 6.11.
“Pre-Closing Occurrences” is defined in Section 6.11.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on (and including) the Closing Date.
“Prime Rate” means the prime lending rate as reported in The Wall Street Journal from time to time as the base rate on corporate loans.
“Processing” means the collection, creation, use, transfer (including cross border transfers), modification, transmission, storage, disposal and security, or any other operation on Personal Information.
“Professional Personnel” is defined in Section 4.17(e).
“Proprietary Software” is defined in Section 4.11(a).
“Prospective Employees” is defined in Section 6.4(a).
“Purchased Assets” is defined in Section 2.1.
“Purchaser” is defined in the preamble to this Agreement.
“Qualifying Claim” is defined in Section 6.11.
“Q4 Financials” is defined in Section 4.4(a).
“Real Property” means all rights and interests in or to real property (including any real estate, land, building, condominium, town house or other real property of any nature), including all shares or stock or other ownership interests in cooperative or condominium associations, fee estates, leaseholds and subleaseholds, purchase and leasehold options, easements, licenses, rights of use and occupancy, privileges, hereditaments, appurtenances thereto, rights to access and rights of way, easement or prescriptive right and all structures, owned by any member of the Company Group and used in the operation of the Business, together with any additions thereto or replacements thereof.
“Registered IP” is defined in Section 4.11(a).
“Release Amount” is defined in Section 2.6(b).
“Required Consents” is defined in Section 4.3.
“Response Period” is defined in Section 7.3(a).
“Restricted Party” is defined in Section 6.3(a).
“Restricted Period” is defined in Section 6.3(a).
“Software” is defined in the definition of “Intellectual Property.”
“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing more than 50% of such securities or ownership interests, in each case, are at the time directly or indirectly owned by such first Person.
“Tax Consideration” is defined in Section 6.2(b).
“Tax Returns” means all reports, forms, declarations, disclosures, estimates, returns, statements (including estimated reports, returns, schedules or statements) and other similar filings filed or required to be filed by a Person with respect to any Taxes, or any amendment thereof.
“Taxes” shall mean all taxes, duties, charges, fees, levies, registrations or other assessment of any kind whatsoever, including income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, unemployment, windfall, escheat or unclaimed property, environmental, social security (or equivalent), Medicare, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) and including any liability for the payment of the foregoing obligations of another Person as a result of (a) being or having been (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group of corporations; (b) being or having been a party to any tax sharing agreement or any express or implied obligation to indemnify any Person or (c) being or having been a transferee, successor, assuming the obligations of another Person to pay the foregoing amounts or otherwise under applicable Law.
“Terminated Contracts” is defined in Section 2.4(c).
“Trade Secrets” is defined in the definition of “Intellectual Property.”
“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the IP Assignment Agreement and any other certificate, instrument, Contract or document required to be delivered pursuant to the terms hereof.
“Transaction Expenses” is defined in Section 2.4(b).
“Transactions” means the sale and purchase of the Purchased Assets, and the other transactions contemplated by the Transaction Documents.
“Transfer Taxes” is defined in Section 2.8.
“Transferred Employees” is defined in Section 6.4(a).
“Unliquidated Claim” is defined in Section 7.3(a).
“U.S.” means the United States of America.
“Vendor Contracts” is defined in Section 2.1(b).
2.Sale and Purchase of the Purchased Assets; Assumption of Liabilities.
2.1Purchased Assets. Subject to the terms, conditions and exclusions set forth in this Agreement, the Company hereby sells, transfers, delivers, conveys and assigns to the Purchaser, and the Purchaser hereby purchases, acquires and accepts from the Company, all of the Company Group’s right, title and interest in and to all of the assets, properties, rights and business of the Company Group that relate to or are used, held or developed for use in the Business, of every type and description, real, personal and mixed, tangible and intangible, owned, licensed and leased, but excluding the Excluded Assets (collectively, the “Purchased Assets”), wherever located and whether or not reflected on the books and records of the Company Group, as the same shall exist on the Closing Date, free and clear of all Liens. The Purchased Assets shall include the following:
(a)all Contracts entered into by any member of the Company Group for the sale or offering of products or services of the Business, under which there are remaining obligations to be performed by or for any member of the Company Group as of the Closing Date (“Customer Contracts”), including as set forth on Schedule 2.1(a);
(b)Contracts entered into by any member of the Company Group for the purchase of products or services (including Software and “software-as-a-service”) that are used in the Business, under which there are remaining products or services to be provided to any member of the Company Group as of the Closing Date (“Vendor Contracts” and together with the Customer Contracts, the “Assigned Contracts”), as set forth on Schedule 2.1(b);

(c)equipment, computers and other items of tangible personal property owned by any member of the Company Group for the benefit of the Business, as set forth on Schedule 2.1(c);
(d)all of the Accounts Receivable in respect of the Business outstanding on the Closing Date;
(e)all of the Business Intellectual Property and IT Systems, including as set forth on Schedule 2.1(e);
(f)all of the Company Group’s information relating primarily to the Business, including all business records, books, models, prototypes, tracings, price sheets, films, slides, art work and printing plates, tool drawings, and the like in the possession of or used by any member of the Company Group relating primarily to the Business, all lists of vendors, representatives, consultants and prospects (including, as appropriate, names, addresses, dates and other information customarily maintained by or for the benefit of the Business), all market research, product and service feedback, product and service reviews, beta and prospective customer files, correspondence with beta, prospective and current customers and account histories, sales literature and promotional or other material pertaining to products designed, manufactured, distributed, marketed, sold or serviced by or for any member of the Company Group in respect of the Business, material relating to the purchase of materials, supplies and services, research and commercial data, records relating to the Company Group’s consultants and contractors, credit information, catalogs, brochures and training and other manuals;
(g)all Governmental Permits relating to the Purchased Assets or the Business;
(h)all of the Company’s rights, causes of action, vendor, supplier and similar claims, deposits, prepayments, refunds, judgments, claims and demands of whatever nature, known or unknown, relating to the Purchased Assets or the Assumed Liabilities;
(i)all prepaid items and deferred items or credits and deposits of the Company Group relating primarily to the Business;
(j)all rights of the Company Group under or pursuant to all warranties, indemnities, representations and guaranties made by suppliers, vendors, manufacturers and contractors to the extent relating to products sold, or services provided, to any member of the Company Group relating primarily to the Business or the Purchased Assets or under any Assigned Contract;
(k)all rights of any member of the Company Group under nondisclosure or confidentiality, noncompete, noninducement/recruitment, or nonsolicitation agreements with employees, independent contractors or agents of any member of the Company Group or with third parties in each case to the extent relating to the Business or the Purchased Assets (or any portion thereof); and
(l)all goodwill relating to the Purchased Assets or the Business.
2.2Excluded Assets. Nothing in this Agreement shall be deemed to sell, transfer, assign or convey the Excluded Assets to the Purchaser, which the Company (or member of the Company Group, as applicable) shall retain all right, title and interest to. “Excluded Assets” means each of the following assets:

(a)the corporate minute books, stock registers, organizational documents, qualifications to conduct business, arrangements with registered agents, taxpayer and other identification numbers, seals, and other documents relating to the organization, maintenance and existence of the Company (or member of Company Group, as applicable) as a legal entity;
(b)Tax deposits, refunds, prepayments that related to Taxes of the Company (or Company Group, as applicable) and any Tax deposits, refunds or prepayments for any Taxes imposed upon or with respect to the Business or the Purchased Assets for all Pre-Closing Tax Periods, and all Tax Returns of the Company (or Company Group, as applicable);
(c)the personnel, payroll, benefits, work authorization, and training records (including all human resources and other records) of the Company relating to all employees of the Company Group other than Transferred Employees;
(d)all Plans and any trust, trust assets, trust accounts, reserves, insurance policies and other assets and Contracts related thereto;
(e)all insurance policies owned or obtained by any member of the Company Group including the members’ of the Company Group rights under any policies of insurance purchased by the members’ of the Company Group and any proceeds or premium refunds payable or paid thereunder or with respect thereto; provided, that Section 2.2(e) this shall not limit any of the Purchaser’s rights under Article 7;
(f)the rights of the Company under this Agreement or any other Transaction Document;
(g)shared group management, financial reporting, human resources, payroll, training, internal audit, legal, risk management, tax and treasury services in each case provided to the Business by the Company and its Affiliates; and
(h)the items set forth in Schedule 2.2(h).
2.3Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall assume only the following Liabilities of the Company (collectively, the “Assumed Liabilities”): all Liabilities arising, to be paid or otherwise performed under the Commitments, solely to the extent related to the period after the Closing Date and not arising from any Default described in Section 2.4(k).
2.4Excluded Liabilities. Notwithstanding anything to the contrary contained in Section 2.3 or in any other provision of this Agreement, except for the Assumed Liabilities, the Purchaser shall not assume, pay, or in any way be liable or responsible for any other, Liabilities of the Company Group or the Business (collectively, the “Excluded Liabilities”). The Excluded Liabilities, including the following, shall be the sole responsibility of the Company, and shall be timely paid, satisfied, honored and discharged by the Company:
(a)any Liability of the Company under the Transaction Documents;
(b)any Liability of any member of the Company Group with respect to (i) expenses incurred by any member of the Company Group relating to the Transactions, including legal, accounting and investment banking fees and appraisal costs, (ii) the aggregate amount payable under any change of control, transaction or retention bonuses, golden parachute, Tax gross-up or similar payments which are payable by any member of the Company Group in connection with the consummation of the Transactions, including all payroll Taxes and other

Taxes required to be withheld with respect to such payments and (iii) any fees and expenses associated with (A) obtaining approvals, consents or waivers from any Governmental Body or any third party in connection with the Transactions, (B) obtaining the release and termination of Liens on the Purchased Assets and (C) assignment, consent, termination, change in control or similar fees payable with respect to any counterparty to any Contract to which any member of the Company Group is a party as a result of the Transactions (the Liabilities described in this Section 2.4(b), “Transaction Expenses”);
(c)any Liability relating to termination of the Contracts set forth on Schedule 2.4(c) (the “Terminated Contracts”);
(d)(i) any Liability relating to, arising under, or with respect to, any Plan or any other employee benefit plan, program, agreement, policy, contract, practice or arrangement of the Company, any Subsidiary or Affiliate of the Company or any ERISA Affiliate and (ii) any Liability of the Company, any Subsidiary or Affiliate of the Company or any ERISA Affiliate related to, arising under, or with respect to, the employment or engagement by the Company, any Subsidiary or Affiliate of the Company or any ERISA Affiliate of, or the termination of employment or engagement with the Company, any Subsidiary or Affiliate of the Company or any ERISA Affiliate of, any current, future or former employee, officer, director, manager, consultant, independent contractor or other service provider of the Company, any Subsidiary or Affiliate of the Company or any ERISA Affiliate, including, without limitation, for compensation, overtime, misclassification, employee benefits, fringe benefits, severance (including, without limitation, severance relating to any termination of employment or engagement in connection with any of the transactions contemplated by this Agreement), violation of any employment or labor law, rule or regulation, discrimination or harassment (the Liabilities described in the foregoing clauses (i) and (ii), the “Benefits and Employee Liabilities”);
(e)any Liability that would arise as a result of a breach of any of the Company’s representations, warranties, covenants or agreements under any Transaction Document;
(f)all (i) Liabilities (whether such liability is direct or as a result of transferee or successor liability, joint and/or several liability, pursuant to a Contract or other agreement, pursuant to the filing of a Tax Return, pursuant to an adjustment by a Governmental Body, or otherwise) for amounts due in respect of any Taxes or the nonpayment thereof (whether or not accrued, assessed or currently due and payable and in each case, whether disputed or not): (A) imposed on, with respect to or payable by any member of the Company Group or any of its Affiliates, or for which any member of the Company Group or any of its Affiliates is otherwise liable for any taxable period, (B) attributable to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period, (C) relating to the Excluded Assets or Excluded Liabilities for any taxable period, (D) of any member of an affiliated, consolidated, combined or unitary group of which any member of the Company Group (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar Law or (E) of any Person imposed on or payable by any member of the Company Group as a transferee or successor, by Contract or pursuant to any Law or other obligation for which Taxes relate to an event or transaction occurring on or before the Closing Date, (ii) all Transfer Taxes, (iii) any Taxes (including withholding Taxes) with respect to any payments made under or contemplated by this Agreement, (iv) Liabilities for Taxes arising from the transfer of the Purchased Assets under this Agreement under bulk sales or bulk transfer Laws and (v) any Liability for Taxes attributable to the breach a representation or warranty set forth in Section 4.5;

(g)any Liability relating to, resulting from, caused by or arising out of the ownership, operations or control of the Business by the Company on or before the Closing Date;
(h)all Indebtedness of the Company Group, including the items specified in Schedule 2.4(h);
(i)any Liability arising out of or relating to any of the Excluded Assets or any of the Contracts to which any member of the Company Group is a party other than the Assigned Contracts;
(j)any Liability relating to any pending or threatened Litigation arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Litigation relates to such operation on or prior to the Closing Date;
(k)any Liability arising out of a Default by any member of the Company Group prior to, on or after the Closing Date under any Contract, any violation of Law or any tortious or negligent conduct by any member of the Company Group whether prior to, on or after the Closing Date, and any Governmental Orders relating to any of the foregoing;
(l)any Liability of any member of the Company Group with respect to the environment, natural resources, safety, health or the management of or exposure to hazardous materials;
(m)any Liability of any member of the Company Group with respect to infringement, misappropriation or other violation of the Intellectual Property or related rights under the laws of any jurisdiction; and
(n)any other Liability, disclosed or undisclosed, of any member of the Company Group that is not expressly disclosed to and assumed by the Purchaser pursuant to Section 2.3.
2.5Closing Payment; Purchase and Sale. For and in consideration of the conveyances and assignments described herein, at the Closing, the Purchaser shall (a) pay to the Company, by wire transfer of immediately available funds in accordance with written instructions provided to the Purchaser by the Company, an aggregate amount equal to the Base Purchase Price, minus the Holdback Amount (the “Closing Payment”) and (b) assume the Assumed Liabilities.
2.6Holdback.
(a) Subject to the terms and conditions hereof, the Purchaser shall be entitled to recover against and retain from the Holdback Amount any amounts owed by the Company under this Agreement but not paid by the Company, including any Damages that may be suffered by an Indemnified Purchaser Party for which such Indemnified Purchaser Party is entitled to indemnification pursuant to Article 7 (each, a “Holdback Claim”). For the avoidance of doubt, the Holdback Amount will not bear interest.
(b)Subject to the immediately following sentence, within five (5) Business Days after the date that is 18 months after the Closing Date (the “Holdback Release Date”), the Purchaser shall distribute an amount in cash to the Company equal to the Holdback Amount minus any amounts retained by the Purchaser for amounts owed but not paid by the Company under this Agreement, including in respect of any Holdback Claims finally determined prior to the Holdback Release Date (such difference between the Holdback Amount and any amounts so retained, the “Release Amount”), it being understood that, if the Release Amount is zero or a negative number, then the Purchaser shall not be obligated to deliver any amount to the Company. If there shall exist any pending or disputed Holdback Claims as of the Holdback Release Date, the amount of such pending or disputed Holdback Claims shall be withheld by the Purchaser in accordance with this Agreement until their final determination. Thereafter, the amount, if any, of the Holdback Amount remaining after the final determination of any pending or disputed Holdback Claims shall be distributed to the Company promptly after their final determination pursuant to the terms of this Agreement.
2.7Withholding. The Purchaser and any other withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment under all applicable federal, state, local or foreign Tax Laws; provided, however, that, in the event the Purchaser intends to make any withholding (other than any deduction or withholding relating to amounts treated as compensation for Tax purposes or a failure to deliver the certification to Buyer pursuant to Section 3.2(a)(ix)), the Purchaser shall use commercially reasonable efforts to provide three (3) Business Days’ written notice to the relevant recipient of its intent to withhold and the parties hereto shall use commercially reasonable efforts to eliminate or reduce any such withholding. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
2.8Transfer Taxes. All stamp, transfer, real or personal property transfer, real or personal property, excise, recordation, grantor/grantee, documentary, acquisition, sales and use, value added, registration, occupation, privilege, and other such similar Taxes, fees and costs (including any charges, surcharges, penalties and interest) incurred in connection with the transactions contemplated in this Agreement (collectively, the “Transfer Taxes”) shall be paid by the Company, and the Company shall, at its own expense, properly file on a timely basis all necessary Tax Returns and other documentation with respect to any Transfer Taxes and provide to the Purchaser evidence of payment of all Transfer Taxes.
3.Closing.
3.1Location; Date. The closing for the Transactions (the “Closing”) shall take place via the electronic exchange of documents on the date hereof, unless the Parties mutually agree in writing to another date or time (the “Closing Date”).
3.2Deliveries. At the Closing and as a condition to Closing:
(a)the Company shall have delivered to the Purchaser:
(i)physical possession of all tangible Purchased Assets;
(ii)evidence in form and substance reasonably satisfactory to the Purchaser that all of the Required Consents have been obtained or delivered, as applicable;
(iii)onboarding documentation for each Prospective Employee, including, but not limited to, employment agreements, duly executed by each Prospective Employee, which agreements will be effective immediately after the Closing (collectively, the “Employment Documentation”);
(iv)a counterpart, duly executed by the Company, to the Assignment and Assumption Agreement;

(v)a counterpart, duly executed by the Company, to the Bill of Sale;
(vi)a counterpart, duly executed by the Company, to the IP Assignment Agreement;
(vii)duly executed counterparts to the other Transaction Documents to which any member of the Company Group is a party;
(viii)a certificate of the Secretary of the Company, duly executed and dated the Closing Date, as to the incumbency of each officer of the Company executing a Transaction Document or any document related thereto, attaching and certifying the Charter Documents of the Company, all of the resolutions adopted by the board of directors of the Company relating to this Agreement, the Transactions or any document related thereto, and a good standing certificate for the Company issued by the Secretary of State of Delaware dated as of no more than two (2) Business Days prior to the Closing Date;
(ix)a properly completed IRS Form W-9 duly executed by the Company and dated as of the Closing Date;
(x)evidence in form and substance reasonably satisfactory to the Purchaser that any and all Liens on any Purchased Asset have been released and terminated, including releases from the Persons listed on Schedule 3.2(a)(x), in each case in accordance with Section 6.6;
(xi)evidence in form and substance reasonably satisfactory to the Purchaser that all of the Terminated Contracts have been terminated effective prior to or as of the Closing;
(xii)duly executed certificate of dissolution to be filed by the Company with respect to Furmacy, Inc. immediately after Closing as required by Section 6.9; and
(xiii)such other documents, instruments, certificates and Contracts as may be reasonably required by the Purchaser to consummate and give effect to the Transactions.
(b)the Purchaser shall deliver to the Company:
(i)the Closing Payment;
(ii)a counterpart, duly executed by the Purchaser, to the Assignment and Assumption Agreement;
(iii)a counterpart, duly executed by the Purchaser, to the IP Assignment Agreement; and
(iv)duly executed counterparts to the other Transaction Documents to which the Purchaser is a party.
4.Representations and Warranties of the Company.
Each of the Company and, solely with respect to Section 4.2, Guarantor, hereby represents and warrants to the Purchaser as follows:
4.1Organization and Standing.

(a)The Company is a corporation duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation, with the full power and authority to carry on the Business as it has been and is now being conducted by it and to own, lease and operate the Purchased Assets. The Company is duly qualified to do business and is in good standing in every jurisdiction in which the Business or the character of the Purchased Assets owned, leased or operated by it requires such qualification, all of which jurisdictions are disclosed on Schedule 4.1(a).
(b)Each Subsidiary of the Company related to the Purchased Assets or the Business (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted. Schedule 4.1(b) sets forth a true, correct and complete list of all Subsidiaries of the Company relevant to the Purchased Assets or the Business.
(c)Reserved.
4.2Authority and Binding Effect. Each of Guarantor and the Company has the full power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed or delivered by it and perform its obligations hereunder and thereunder and has taken all actions necessary to secure all approvals required in connection therewith. Neither the execution nor delivery of this Agreement or any other Transaction Document by Guarantor or the Company, nor the consummation of the Transactions will result in a Default under the Charter Documents of Guarantor or the Company. This Agreement and the other Transaction Documents each constitutes the legal, valid and binding obligation of each of Guarantor and the Company, enforceable against it in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor’s rights generally or by equitable principles (whether considered in an action at law or in equity).
4.3Validity of the Transactions. Except for any consents specified on Schedule 4.3 (the “Required Consents”), neither the execution and delivery of any Transaction Document by the Company, nor the consummation of any of the Transactions will: (a) result, or could reasonably be expected to result, in a Default under any Law or Governmental Order which is applicable to any member of the Company Group, (b) result, or could reasonably be expected to result, in a Default under, or require the consent or approval of any party to, any Contract (including any Commitment) relating to the Business or the Purchased Assets or to or by which the Company is a party or otherwise bound or affected, (c) result, or could reasonably be expected to result, in a Default under, or require consent or approval under any Governmental Permit, (d) require any member of the Company Group to notify a Governmental Body or obtain any Governmental Permit or (e) result, or could reasonably be expected to result, in the creation or imposition of any Lien upon any Purchased Asset. None of the Transactions will give rise to any right of co-sale.
4.4Financial Statements; Books of Account.
(a)Schedule 4.4(a) sets forth a true, complete and correct list of all of the expenditures of the Business for the quarterly period ended December 31, 2024 (the “Q4 Financials”).

(b)Schedule 4.4(b) sets forth a reasonable and good faith estimate of the monthly expenses of the Business.
(c)Except as described on Schedule 4.4(c), the books of account of the Company fairly reflect in all material respects, in accordance with GAAP, (i) all transactions relating to the Business and (ii) all items of income and expense, assets and Liabilities and accruals relating to the Business.
(d)The Company, with respect to the Purchased Assets or the Business, maintains and complies in all material respects with a system of accounting controls in the ordinary course of business sufficient to provide reasonable assurances that: (i) its business is operated in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in conformity with GAAP and to maintain accountability for items therein and (iii) access to properties and assets is permitted only in accordance with management’s general or specific authorization. Except as described on Schedule 4.4(d), there has never been (A) any significant deficiency or weakness in the system of internal controls used by the Company, (B) any fraud or other material wrongdoing that involves any of the management of the Company or other employees who have a role in the preparation of the financial statements of the Company or (C) any claim or allegation regarding any of the foregoing.
4.5Taxes. Except as set forth on Schedule 4.5:
(a)Each member of the Company Group has timely filed all Tax Returns and all such Tax Returns are true, correct and complete in all material respects.
(b)Each member of the Company Group has paid in full on a timely basis all Taxes owed by it that are due and payable, whether or not shown on any Tax Return.
(c)The amount of the Company Group’s Liability for unpaid Taxes as of December 31, 2024 did not exceed the amount of the current Liability accruals for Taxes shown on the Q4 Financials, and the amount of the Company Group’s Liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current Liability accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) as such accruals are reflected on the books and records of the Company Group on the Closing Date.
(d)To the Knowledge of the Company, there are no ongoing examinations or claims against any member of the Company Group for Taxes, and no written notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received by any member of the Company Group.
(e)No claim has ever been made by any Governmental Body in a jurisdiction where a member of the Company Group does not file Tax Returns that such member of the Company Group is or may be subject to taxation related to the Purchased Assets or the Business by that jurisdiction or that such member of the Company Group must file Tax Returns.
(f)Each member of the Company Group has withheld and paid over to the proper Governmental Body all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(g)Copies of (i) any Tax examinations related to the Purchased Assets or the Business, (ii) extensions of statutory limitations for the collection or assessment of Taxes and (iii) the Tax Returns of the Company Group for the last three (3) fiscal years have been delivered to the Purchaser.
(h)There are (and as of immediately following the Closing there will be) no Liens on the Purchased Assets relating to or attributable to Taxes other than Permitted Liens.
(i)No member of the Company Group is, nor has it been at any time, a party to a Tax sharing, Tax indemnity or Tax allocation Contract related to the Purchased Assets or the Business, nor has any member of the Company Group assumed any Tax Liability of any other Person under any Contract.
(j)No member of the Company Group (i) has been a member of an affiliated group of corporations filing a combined, consolidated, or unitary Tax Return (other than the group the parent of which is the Company), (ii) other than another member of the Company Group, owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, trust joint venture or other legal entity or (iii) has any Liability for the Taxes of any Person or other taxpayer (other than another member of the Company Group) under Treasury Regulation Section 1.1502-6 (or any similar provision of any other Law), as a transferee or successor, or otherwise.
(k)Each member of the Company Group has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any comparable provisions of state, local or foreign Law.
(l)No member of the Company Group has consummated or participated in, or is currently participating in, any transaction related to the Purchased Assets or the Business which was or is a “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Law.
(m)No member of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-deferred treatment under Code Section 355.
(n)Each member of the Company Group has collected all sales, use and other similar Taxes required to be collected, and has timely remitted such amounts to the appropriate Governmental Body, or has furnished or collected properly completed exemption certificates required to qualify for any claimed exemption from the collection of sales, use or other similar Taxes and has retained all such records and supporting documents in the manner required by all applicable Laws.
4.6Undisclosed Liabilities. The Company Group does not have any Liabilities except for those Liabilities:
(a)adequately and specifically set forth or reserved for on the Q4 Financials and not heretofore paid or discharged; or
(b)arising in the ordinary course of business (none of which relate to any Action, breach of Contract or warranty, tort or infringement or violation of, or Liability under, any Law or Governmental Permit).

4.7Accounts Receivable. All Accounts Receivable of the Business (a) have arisen out of arm’s length bona fide transactions only in the ordinary course of business for products sold and delivered or services performed, (b) have been prepared from, and are in accordance with, the books and records of the Company Group in all material respects and (c) are collectible in full at the recorded amounts thereof, net of any allowance for doubtful accounts specifically established therefor, (free of any, and subject to no, defenses, setoffs or counterclaims) in the ordinary course of business (without resort to Litigation or assignment to a collection agency).
4.8Title to Purchased Assets; Sufficiency of Purchased Assets. The Company Group has good title to, or a valid license in or other right to possess and use in the manner used by the Company Group, all of the Purchased Assets, free and clear of all Liens. The Purchased Assets, together with the Prospective Employees, constitute all of the assets, properties, employees, rights, services and interests that are used in or necessary to operate the Business in substantially the same manner as operated by the Company Group during the six (6) months prior to the date hereof. The Purchased Assets constitute all of the material assets, whether tangible or intangible, as used by the Company Group in the Business during the six (6) months prior to the date hereof.
4.9Condition of Purchased Assets. The equipment and all other tangible assets and properties which are part of the Purchased Assets are in all material respects in good operating condition and repair, normal wear and tear excepted and are usable in the ordinary course of the Business and conform in all material respects to all applicable Laws relating to their use and operation as such Purchased Assets are currently used in the conduct of the Business. No Person other than the members of the Company Group owns any equipment or other tangible assets used in the Business (other than laptops owned by the Prospective Employees and other immaterial items of personal property owned by the Company Group’s employees). None of the Excluded Assets are material to the Business except as set forth on Schedule 4.8.
4.10Real Property. No member of the Company Group or Prospective Employee uses, operates or occupies any Real Property in the operation of the Business.
4.11Intellectual Property.
(a)Schedule 4.11(a)(i) contains a complete and accurate list and summary description of all Owned Intellectual Property, including (i) all such Owned Intellectual Property that constitutes Software (“Proprietary Software”); (ii) all such Owned Intellectual Property that is the subject of an application, or registration with any Governmental Body (including where applicable the title, application or registration number and jurisdiction) (the “Registered IP”), listing for each such item, as applicable, (A) the identity of the current assignee or record owner, (B) the date and jurisdictions in which such item has been issued or registered or in which each such application for issuance or registration of such item has been filed, (C) the registration or application number and (D) current status and (iii) any material unregistered trademarks. The Company Group has good title to, or a valid license in or other right to possess and use in the manner used by the Company Group, each item of Owned Intellectual Property. The Company or another member of the Company Group as specified on Schedule 4.11(a)(i) is properly recorded as the registered owner of the Registered IP, and all Registered IP is valid and enforceable. Schedule 4.11(a)(ii) sets forth a complete and accurate list and summary of all Licensed Intellectual Property other than, solely with respect to such scheduling purposes, any Off-the-Shelf Software. Any use, reproduction, modification, distribution, and sublicensing of Licensed Intellectual Property by the Company Group is performed in accordance with the terms on which it has been licensed, and the Company Group is in compliance with all contractual obligations relating to the use or protection of the Licensed Intellectual Property.

(b)None of the Owned Intellectual Property is subject to any outstanding order or Contract restricting or otherwise materially limiting the use, validity, enforceability, scope, disposition or exploitation thereof by any member of the Company Group or any right, title or interest of any member of the Company Group with respect thereto. None of the Owned Intellectual Property is the subject of any opposition, cancellation, inter partes review or similar proceeding before any governmental, registration, or other authority in any jurisdiction, or is currently the subject an office action or other form of preliminary or final refusal of registration. No member of the Company Group is subject to any injunction or other specific judicial, administrative, or other administrative order that restricts or impairs its use or distribution of any Business Intellectual Property, and, to the Knowledge of the Company, no Person has alleged that any Owned Intellectual Property is not owned by the Company or that rights thereto are invalid or unenforceable. The Company Group has all agreements for the Licensed Intellectual Property as necessary for the operation of the Business as currently conducted and as proposed to be conducted by the Company Group.
(c)The Business Intellectual Property constitutes all Intellectual Property necessary for the operation of the Business as currently conducted and as proposed to be conducted by the Company Group. All Business Intellectual Property is valid, subsisting and enforceable. The Company Group exclusively owns all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens (other than Permitted Liens) and the Company Group has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Owned Intellectual Property. The Business Intellectual Property owned or used by the Company Group immediately prior to the Closing will continue to be owned or available for use by the Purchaser on identical terms and conditions immediately after the Closing.
(d)Except as set forth on Schedule 4.11(d), all past and present employees, consultants and contractors of the Company Group have entered into valid and binding written Contracts with a member of the Company Group, in the form(s) provided to the Purchaser, pursuant to which all of such Person’s right, title, and interest in and to Intellectual Property created by such Person while employed or engaged by such member of the Company Group have been irrevocably and unconditionally assigned to such member of the Company Group. No past or present employee or consultant of the Company Group has any rights to or ownership interest in any Owned Intellectual Property. The Company Group has made commercially reasonable efforts to protect and maintain the proprietary nature of each item of Owned Intellectual Property and the confidentiality of the Trade Secrets that are included in the Owned Intellectual Property (including, without limitation, by entering into confidentiality, nondisclosure, or similar agreements with the officers, directors, employees, agents, independent contractors and consultants to the Company Group who would reasonably be expected to have access to any such Trade Secrets). No such Trade Secrets (and to the extent contractually or otherwise required to do so, the Trade Secrets of third parties in the possession of the Company Group) have been disclosed or permitted to be disclosed to any third Person (except in the ordinary and normal course of business and under an obligation of confidence), and all such Trade Secrets held outside the Company Group are subject to contractual confidentiality obligations to which a member of the Company Group is a party and able to enforce. To the Knowledge of the Company, no such Trade Secrets have been used or appropriated without authorization or other than for benefit of the Company Group. To the Knowledge of the Company, no present or former officer, director, employee, agent, independent contractor, or consultant of any member of the Company Group has misappropriated any such Trade Secrets in the course of the performance of responsibilities to such member of the Company Group. The Owned Intellectual Property includes documentation relevant to such Trade Secrets that is current, accurate and sufficient in detail and content to identify and explain it and allow its full and proper use without reliance on the special knowledge or memory of others.
(e)Neither use of the Owned Intellectual Property nor the operation of the Business as formerly or currently conducted or as proposed to be conducted by the Company Group infringes, misappropriates or otherwise violates any Intellectual Property of a third party, and no member of the Company Group has received any communication, or been named in any proceeding, alleging or implying that the Business Intellectual Property or the operation of the Business is infringing or misappropriating any Intellectual Property of a third party. No Action has been instituted or, to the Knowledge of the Company, threatened relating to any Business Intellectual Property. To the Knowledge of the Company, no Person has infringed or is infringing or has otherwise misappropriated or is otherwise misappropriating any Owned Intellectual Property or any Licensed Intellectual Property exclusively licensed to any member of the Company Group.
(f)All Software used in the Business is owned by the Company or used pursuant to a valid license or other enforceable right. The Software and the IT Systems used to operate the Business: (i) are in satisfactory working order and are scalable to meet current and reasonably anticipated capacity; (ii) have commercially reasonable security, backups, disaster recovery arrangements and hardware and software support and maintenance intended to minimize the risk of material error, breakdown, failure or security breach occurring and to prevent a material disruption to the operation of the Business and (iii) have not suffered any material error, breakdown, failure or security breach in the last 36 months that has caused disruption or damage to the operation of the Business or was reportable to any Governmental Body.
(g)Schedule 4.11(g)(i) sets forth a complete and accurate list of all Open Source Software that is incorporated into, linked to or otherwise accesses or uses, or combined by or on behalf of any member of the Company Group or at the direction of any member of the Company Group with any Proprietary Software, and sets forth for each listed item the applicable license applicable to such Open Source Software. Schedule 4.11(g)(ii) sets forth a complete and accurate list of all OSS Modifications. None of the Proprietary Software embeds, incorporates, links to or otherwise accesses, uses or is based on any Open Source Software that: (i) conditions the use or distribution of any such Proprietary Software on the disclosure of any source code for any portion of such Proprietary Software; (ii) conditions the use or distribution of such Proprietary Software on the granting to any Person of (A) the right to make derivative works or other modifications to such Proprietary Software or portions thereof (other than such portions that are the Open Source Software themselves) or (B) a license under such Proprietary Software or any rights or immunities under any Owned Intellectual Property; (iii) conditions the use or distribution of such Proprietary Software on such Proprietary Software being made subject to the terms and conditions of any Open Source Software license (notwithstanding basic conditions such as sharing of Open Source Software license information (e.g., NOTICE or License.txt file) or attribution information); (iv) requires the source code of any such Proprietary Software to be made available to any Person or (v) otherwise imposes an obligation on the Company to distribute any such Proprietary Software on a royalty-free basis. The Proprietary Software is in compliance in all material respects with all applicable licenses under which the Open Source Software is made available.
(h)The Company Group is in actual possession of and maintains (i) machine readable copies of the Proprietary Software and (ii) reasonably complete technical documentation or user manuals for material releases or versions thereof currently in use by the Company Group, currently made available to the customers of the Company Group, or currently supported by the Company. The Company Group maintains at least one (1) copy of the source code of the Proprietary Software, and such code is maintained under strict confidentiality and in accordance with industry-standard safekeeping for proprietary source code. No source code for any Proprietary Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or consultant of the Company Group subject to a binding, written agreement imposing on such Person reasonable confidentiality obligations to the Company Group with respect to such source code. No member of the Company Group has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Proprietary Software to any escrow agent or other Person. No event has occurred, and to the Knowledge of the Company, no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any Proprietary Software to any other Person, including the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement or the consummation of any of the transactions contemplated by this Agreement or any such other agreement entered into in connection herewith.
(i)None of the Proprietary Software contains any computer code or any other mechanisms which is intended to (i) disrupt, disable, erase, or harm in any way such software’s operation, or cause such software to damage or corrupt any data, hardware, storage media, programs, equipment, or communications of a computer system or (ii) permit any Person to access such Software or such computer system without authorization. The Company Products comply in all material respect with any applicable warranty or contractual commitment relating to the use, functionality, or performance of such Company Products, and there are no pending or, to the Knowledge of the Company, threatened claims alleging any such failure.
(j)“AI Tools” means any deep learning, machine learning, artificial intelligence, or other technology, application, or similar tool that uses algorithms, machine learning, neural networks, or models to analyze a given set of input (such as user-provided prompts) to make decisions or predictions and/or generate content or output (including text, images, synthetic data, video, audio, or computer code) based on such input. There have been no known interruptions in use of any Company Product arising from the failure of the Software with respect to any AI Tools, including any embodying an algorithm, used in the Company Product to (i) satisfy its expected requirements or execute its specification correctly (e.g., verification errors) or (ii) fulfill the intended use and goals of customers or other stakeholders (e.g., validation errors). The Company Group owns or has all necessary unrestricted rights in and to any developments, improvements or customizations of all Company Products existing as of the Closing Date with respect to any AI Tools, and there are no known restrictions on such Company’s exploitation or commercialization of such Company Products. As it relates to the Business, each member of the Company Group complies with any obligations pertaining to use of AI Tools under Laws (including Privacy and Security Requirements) or any Contracts to which it is a party, or commitments, statements, or other representation made in the technical documentation or marketing materials for any Company Products. There has been no claim or allegation, including inquiries or requests from regulators or legislators, concerning the use of any AI Tools related to the Purchased Assets or the Business by any member of the Company Group, including that any AI Input used in the development, training, improvement, or testing of any of the Company Products or other Business Intellectual Property was falsified, biased, untrustworthy, or manipulated in an unethical manner. None of the Company Group has used or employed any AI Tools in a manner that impairs or other adversely impacts (or may impair or may adversely impact) the Company Group’s ownership of any Owned Intellectual Property. None of the Company Group has included any Trade Secrets in any prompts or inputs into any AI Tools, except in cases where the applicable owner of such AI Tools has agreed in writing to keep such prompts or inputs confidential, and to use such input solely for the purpose of providing the applicable AI Tools to such member of the Company.

(k)No funding, facilities, or personnel of any Governmental Body or educational institution were used to develop or create, in whole or in part, any of the Owned Intellectual Property. None of the Business Intellectual Property (excluding any Open Source Software or Licensed Intellectual Property contained therein) contain Intellectual Property that is (i) owned by any Governmental Body or educational institution or (ii) derived from Intellectual Property owned by any Governmental Body or educational institution. No member of the Company Group has made any submission or suggestion to, or is subject to any agreement with, any standards bodies or other entities that would obligate it to grant licenses to or otherwise impair its control of Owned Intellectual Property.
4.12Privacy Matters and IT Systems.
(a)In connection with the Processing of any Personal Information related to the Purchased Assets or the Business by or on behalf of any member of the Company Group, the Company Group has been in compliance in all material respects with: (i) all Data Protection Laws, (ii) the Company Group’s external and customer-facing privacy disclosures, (iii) internal privacy, data protection, direct marketing, and cybersecurity policies and procedures (written or unwritten), (iv) contractual obligations, including in customer agreements, and (v) the requirements of any self-regulatory organization, industry standards and best practices by which any member of the Company Group is bound, including, as applicable, the Payment Card Industry Data Security Standard (clauses (i)-(v) collectively, “Privacy and Security Requirements”). The Company Group has the requisite authority, including through any notices and consents required by the Privacy and Security Requirements, which is sufficient for the continued conduct of Business after Closing in substantially the same manner as conducted prior to Closing.
(b)The Company Group (i) has implemented one or more (A) internal privacy and data security policies that satisfy in all material respects any applicable Privacy and Security Requirements related to the Purchased Assets or the Business, and has trained its employees and independent contractors, as appropriate, on its policies and obligations, and (B) external-facing privacy policies regarding the Processing of Personal Information related to consumers and other external parties related to the Purchased Assets or the Business that are reasonably accurate and complete, and (ii) is, and has been, in compliance in all material respects with such policies. Complete and correct copies of all current privacy and data security policies used by the Company Group have been provided to the Purchaser. The Company Group has posted all current applicable privacy policies in clear and conspicuous locations on all websites and any mobile applications owned or operated by the Company Group.
(c)The execution, delivery and performance of this Agreement and the Transactions, including any transfer of Personal Information or proprietary information resulting from the Transactions, will not be inconsistent in any material respect with any Privacy and Security Requirements.
(d)Except as set forth on Schedule 4.12(d), the Company Group has implemented and maintains technical, physical, administrative and organizational safeguards appropriate to the sensitivity of the Personal Information related to the Purchased Assets or the Business Processed by the Company Group as required to comply with Privacy and Security Requirements, including commercially reasonable corporate policies and procedures, training, auditing, monitoring, cybersecurity and data security, and business continuity and disaster recovery plans and procedures, and such safeguards protect and maintain the confidentiality, integrity and security of the IT Systems and Personal Information, and protect against any security incident and unlawful or unauthorized destruction, disposal, loss, modification, misuse, use, access or disclosure. The Company Group has processes in place to ensure that Personal

Information related to the Purchased Assets or the Business is not retained for longer than necessary pursuant to Privacy and Security Requirements. The Company Group contractually requires all vendors and other Persons providing services related to the Purchased Assets or the Business to the Company Group who have access to, or receive, Personal Information from or on behalf of the Company Group to comply with all Privacy and Security Requirements, as applicable, and the Company is not aware of any non-compliance with applicable Privacy and Security Requirements by such vendors or other Persons. The Company Group has not received any written complaint, claim, demand, inquiry or other such notice related to the Purchased Assets or the Business, from any Person or Governmental Body regarding any alleged violation of Privacy and Security Requirements or contractual obligations with respect to Personal Information or other confidential or proprietary information of the Business or the IT Systems.
(e)The Company Group has (whether by ownership, license, contract or otherwise) all rights in and to the IT Systems necessary to (i) make all such uses of the IT Systems as the Company Group usually, customarily or actually makes of such IT Systems and (ii) operate the Business substantially as the Company Group has operated the Business over the six (6) months preceding the Closing Date.
(f)To the Knowledge of the Company, the IT Systems do not contain any malware detectable by detection tools that would reasonably be expected to materially interfere with the ability of the Company Group to conduct the Business. The Company (i) has implemented and maintains security, business continuity and backup, business continuity and disaster recovery plans and procedures that are consistent with practices commercially reasonable in the Business’s industry with respect to the IT Systems and data related to the Purchased Assets or the Business that the Company Group has or receives, (ii) is in material compliance therewith, (iii) has taken commercially reasonable steps to test (including penetration testing) such security plans and procedures on no less than an annual basis, and such security plans and procedures have been proven effective upon such testing in all material respects and (iv) warrants that the IT systems are in good working condition and that the IT Systems are reasonably sufficient for the current needs of the Company Group in operating the Business. All Contracts with third parties for cloud services, professional information technology services, data center services and other IT Systems services currently used by the Company Group are currently in force and the Company Group is not in material breach thereof for which it has been provided written notice or which breach has been waived by the other party.
(g)In the past three (3) years, the Company Group has not experienced (i) a material disruption to the Business resulting from the failure, breakdown or continued substandard performance of any of the IT Systems, (ii) a security incident materially impacting any of the IT Systems or (iii) to the Knowledge of the Company, any material unauthorized intrusion or breach of the security of the IT Systems or any material defect, bug, breakdown, malfunction or other failure of the IT Systems.
(h)In the previous three (3) years, the Company Group, as related to or affecting the Purchased Assets or the Business has not: (i) experienced, or reasonably suspected, any data breaches or security incidents (including theft or unlawful, accidental, or unauthorized use, access, collection, Processing, storage, disposal, destruction, transfer, disclosure, interruption, modification or other misuse of Personal Information or other confidential or proprietary information of the Business) or (ii) experienced any material losses of Personal Information or other confidential or proprietary information. The Company Group has not been obligated to provide notification of a security event or incident under applicable Privacy and Security Requirements to any Person or Governmental Body, and the Company Group has not received any written complaints or notices of the same. To the Knowledge of the Company, there have been no facts upon which such a claim, proceeding, investigation, or notice could be based, nor has the Company Group been the subject of any privacy or security Action that, individually or in the aggregate, can reasonably be expected to have a Material Adverse Effect.
4.13Contracts.
(a)Except as set forth on Schedule 4.13(a), no member of the Company Group is a party to any of the following (excluding Off-the-Shelf Software):
(i)Commitment;
(ii)Contract of any kind with any Prospective Employee, including any Contract to lend money to any Prospective Employee;
(iii)Contract to lease or operate any tangible personal property that is used in, useful in or necessary to operate the Business;
(iv)Contract providing for the creation of a Lien upon any of the Purchased Assets to secure obligations thereunder;
(v)Contract limiting or restraining the Company from engaging or competing in the Business with any Person, including any Contract that contains exclusivity or non-compete provisions and any contract with non-solicitation or no-hire provisions;
(vi)Contract related to the Business with any Governmental Body;
(vii)Contract involving the acquisition of equity or assets of another Person related to the Purchased Assets or the Business, including by merger, consolidation or otherwise to which there are outstanding or continuing obligations of any party thereto;
(viii)broker, finder, dealer, commission, reseller, distributor or other agency Contract, in each case, that relates to the Business;
(ix)joint venture, partnership or similar Contract, or any Contract providing for any sharing of revenues, losses or similar arrangement, in each case, that relates to the Business;
(x)Contract pursuant to which any member of the Company Group has granted, or agreed to grant, any rebate or “most favored nation” pricing or any similar provision, in each case, that relates to the Business;
(xi)Contract for any capital expenditure or leasehold improvements, in each case, that relates primarily to the Business;
(xii)Contract pursuant to which any member of the Company Group agrees to indemnify any party or to share Tax Liability related to the Purchased Assets or the Business (other than ordinary course customer agreements);
(xiii)Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, or material claim related to the Purchased Assets or the Business;
(xiv)Contract not made in the ordinary course of business related to the Purchased Assets or the Business; or

(xv)Contract material to the Business (other than, solely with respect to such scheduling purposes, those set forth on Schedules 2.1(a), 2.1(b), 2.2(h), 2.4(c), or 4.13(a)).
(b)The Company has delivered to the Purchaser complete and correct copies of all Contracts required to be set forth on Schedule 4.13(a) (such Contracts, whether or not set forth on Schedule 4.13(a), the “Company Contracts”). Each Company Contract is valid, binding and enforceable in accordance with its terms against the applicable member of the Company Group and, to the Company’s Knowledge, each counterparty thereto. None of the Company Contracts are oral contracts. Each member of the Company Group has fulfilled in all material respects all of its obligations under each Company Contract to which it is a party, and no member of the Company Group is in Default of its obligations under any Company Contract. To the Knowledge of the Company, all counterparties to each Company Contract have complied in all material respects with the provisions thereof, no counterparty is in Default thereunder and no notice of any claim of Default has been given to any member of the Company Group. There are no provisions of, or developments affecting, any Company Contract which could reasonably be expected to prevent the Company Group (or, after the Closing, the Purchaser) from realizing the benefits thereof whether before or after the completion of the Transactions. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid or payable under any Company Contract.
4.14Employees/Independent Contractors.
(a)Schedule 4.14(a) sets forth a correct and complete list of all present employees of the Business, including the Transferred Employees, and with respect to each such employee, sets forth the individual’s name, job title, hire date, current base salary or hourly rate (as applicable), bonus opportunity, visa status (if applicable), principal location of employment, employer’s name, if presently on leave other than vacation, leave status (and currently anticipated duration of leave), and status under the Fair Labor Standards Act and similar applicable state laws (exempt or non-exempt).
(b)Schedule 4.14(b) sets forth the names of each current independent contractor that provides services to the Business and the current rate of compensation paid to each such independent contractor. All such independent contractors (and all other independent contractors who have previously rendered services to the Business) have in the past and continue to be legally, properly and appropriately treated, in all material respects, as non-employees for all federal, state, local and foreign Tax purposes, as well as all ERISA and other employee benefit purposes. There has been no determination by any Governmental Body that any such independent contractor (or any other independent contractor who has previously rendered services to the Business) constitutes an employee of such party.
4.15Governmental Permits. Schedule 4.15 sets forth a complete and correct list of all Governmental Permits used in or necessary for the operation of the Business. The Company owns, possesses or lawfully uses in the operation of the Business, all Governmental Permits which are necessary to conduct the Business as now or previously conducted by them or to the ownership of the Purchased Assets now or previously owned by them, free and clear of all Liens except Permitted Liens. The Company is not in Default, nor has it received any written notice of, nor is the Company aware of, any claim of Default, with respect to any such Governmental Permits. Except as otherwise governed by Law, all such Governmental Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the Transactions. To the Knowledge of the Company, no revocation, cancellation or withdrawal of any Governmental Permit is pending or, to the Knowledge of the Company, has been threatened.

4.16Compliance with Law and Governmental Orders.
(a)Except as set forth on Schedule 4.16(a), there is no Litigation that is pending or, to the Knowledge of the Company, threatened against any member of the Company Group (i) against or involving, directly or indirectly, the Business or the Purchased Assets or (ii) seeking to prevent or challenge any of the Transactions. There has been no Default in any material respect under any Laws applicable to the Business or any Purchased Asset and none of the Company nor any of its Affiliates has received any notices from any Governmental Body regarding any alleged Defaults relating to the Business or any Purchased Asset under any Laws. There has been no Default with respect to any Governmental Order applicable to any member of the Company Group, the Business or any Purchased Asset.
(b)No member of the Company Group is in violation in any material respect of any Governmental Order or any Law, and the Assets have not been used or operated by the Company or any other Person in violation in any material respect of any Governmental Order or any Law. All Governmental Orders to which any member of the Company Group is a party or subject are listed on Schedule 4.16(b).
(c)The Company Group has made all of the filings or notifications required to be made by it under any Laws applicable to it, the Business or the Purchased Assets, except where the failure to make such filing or notification, either individually or in the aggregate, would not reasonably be expected to be material to the Business, the Company Group or the Purchased Assets.
(d)No officer, employee, contractor or agent of, or any consultant to any member of the Company Group (i) has used any corporate funds of the Company Group to make any payment to any officer, contractor, consultant, agent or employee of any government, or to any political party or official thereof, where such payment either (A) was, at the time, unlawful under Laws applicable thereto or (B) was, at the time, unlawful under the Foreign Corrupt Practices Act of 1977, as amended or (ii) has made or received an illegal payment, bribe, kickback, political contribution or other similar questionable illegal payment in connection with the operation of the Business. The Company Group and the operation of its Business are and have been within all applicable statutes of limitation in compliance in all material respects with all applicable Laws, including, without limitation (A) 31 U.S.C. §3729 et seq., 42 U.S.C. §1320a-7b(b) and 42 U.S.C. §1395nn and the regulations promulgated thereunder and all other federal, state and local Laws relating to the prevention of fraud and abuse and has not committed any act for which it would be prosecuted under 42 U.S.C. §1320a-7a and (B) any other applicable Laws for the type of products and services provided by the Company Group and the Business.
4.17Healthcare Regulatory Compliance. Except as set forth in Schedule 4.17:
(a)the Company Group is and, for six (6) years prior to the Closing Date, has been in material compliance with all applicable Healthcare Laws, particularly in connection with the dispensing of prescriptions;
(b)there is no claim, action, suit, investigation, proceeding, or audit by any Governmental Body or other Person against any member of the Company Group alleging failure to comply with any Healthcare Law and no member of the Company Group has received written or, to the Knowledge of the Company, oral notice from any Person alleging any failure to comply with applicable Healthcare Laws in any material respect;
(c)the Company has implemented and carried out policies and procedures meeting, in all material respects, the requirements of DEA rules and guidelines, and consistent with industry standards to prevent the diversion of controlled substances and to maintain quality control;
(d)all compensation received by the Company Group pursuant to any agreements with clinics now and during the six (6) years prior to Closing is, and was, consistent with fair market value; and
(e)the Company Group’s employees and, to the Company’s Knowledge, contractors who provide services on behalf of the Business (the “Professional Personnel”), have all material Governmental Permits (including pursuant to Healthcare Laws) necessary to practice their profession in each applicable jurisdiction during the applicable time period (for six (6) years prior to the Closing Date) such individuals were providing such services to or on behalf of the Company Group (the “Individual Permits”). To the Company’s Knowledge, each of the material Individual Permits is valid and in full force and effect, and, to the Company’s Knowledge, the Professional Personnel are in compliance in all material respects with the terms of such Individual Permits. No proceeding, suspension, revocation, cancellation or modification is pending or, to the Company’s Knowledge, threatened, with respect to any of the Individual Permits.
4.18Reserved.
4.19Labor Matters.
(a)The Company Group is in material compliance with all applicable Laws related to the Purchased Assets or the Business respecting employment, employment practices and terms and conditions of employment, and is not engaged in any unfair labor practice, including compliance with all applicable Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no charges, complaints, or actions against the Business pending, or, to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Body or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours, health and safety, or any other employment-related matter arising under applicable Laws.
(b)In respect of the Business or the Prospective Employees, no member of the Company Group is delinquent in any material respect in payments to any of its employees or independent contractors for any wages, salaries, commissions, bonuses, profit sharing, benefits, vacation pay or other compensation for any services performed for any member of the Company Group or amounts required to be reimbursed to such employees. Except as set forth on Schedule 4.19(b), the Company Group has the right to terminate the employment of each of its employees at will and to terminate the engagement of any of its independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any Liability.
(c)In respect of the Business or the Prospective Employees, no member of the Company Group has violated the Worker Adjustment and Retraining Notification Act, as amended, or a similar applicable Law.

(d)In respect of the Business or the Prospective Employees, no member of the Company has ever been a party or subject to, nor is it negotiating, any collective bargaining Contracts with any labor union or other representative of employees.
4.20Employee Benefit Plans.
(a)Attached as Schedule 4.20(a) is a list of all Plans. With respect to each Plan, the Company Group has made available to the Purchaser true and complete copies of each of the following: (i) the plan document, together with all amendments, or if unwritten, a written summary of all material plan terms, (ii) where applicable, any trust agreements, insurance policies and other documents establishing other funding arrangements, (iii) the current summary plan descriptions (and all summaries of material modifications thereto), (iv) each employee handbook, (v) in the case of any Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, advisory or opinion letter, if any, from the IRS, (vi) all filings required to be made on or before the date of this Agreement with any Governmental Body for any of the three (3) years preceding the date of this Agreement, including Form 5500 and the relevant schedules, (vii) the three (3) most recent financial statements and actuarial valuation reports thereof, (viii) any materials relating to any investigation or audit by any Governmental Body or any submission under any voluntary compliance procedures (in each case, during the last three (3) years), (ix) the three (3) most recent non-discrimination testing results, if applicable, (x) all administrative service and similar contracts and agreements and (xi) all Forms 1094-C and 1095-C for the 2019 through 2024 calendar years.
(b)No member of the Company Group or any ERISA Affiliate has ever sponsored, maintained, contributed to, or been required to contribute to, nor does the Company Group have any Liability or obligation (whether actual, contingent or otherwise, including through an ERISA Affiliate) with respect to: (i) any Employee Benefit Plan subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, (ii) any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA or Section 3(37) of ERISA, (iii) any “multiple employer plan” within the meaning of Section 413(c) of the Code, (iv) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (v) any “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code or (vi) any “welfare benefit fund” within the meaning of Section 419 of the Code.
(c)Each Plan, including any associated trust or fund, has at all times been maintained, funded, operated and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws.
(d)Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and the related trust is exempt from Taxes under Section 501(a) of the Code, and each such Plan has received a current favorable determination letter or is the subject of a favorable opinion or advisory letter from the IRS on the form of such Plan, in each case, on which the Company Group may current rely, and no event has occurred and no facts or circumstances exist that could materially adversely impact the Tax-qualified status of any such Plan or the Tax-exempt status of the related trust. No member of the Company Group has ever filed, and is not considering filing, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Plan.
(e)Other than as required under Section 601 et seq. of ERISA, Section 4980B of the Code or other applicable Law (or for coverage through the last day of the month in which termination of employment occurs to the extent required by the terms of the applicable

Plan), no Plan provides for post-employment, post-service or retiree health, retiree life insurance or other retiree welfare benefits, and no member of the Company Group has any obligation, commitment, promise or Liability to provide any such benefits to any Person.
(f)Except as set forth on Schedule 4.20(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event): (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, director or other service provider of any member of the Company Group under any Plan or otherwise, (ii) result in any severance, termination or similar types of payments or benefits, (iii) result in any “parachute payment” as such term is defined in Section 280G of the Code (determined without regard to any reductions for “reasonable compensation” (within the meaning of Section 280G of the Code and the treasury regulations thereunder)) or (iv) result in a requirement to pay any tax “gross-up” or similar “make-whole” payment to any current or former employee, director, officer or consultant of any member of the Company Group or any other Person.
4.21Brokers and Finders. Except as set forth on Schedule 4.21, no broker, finder or other agent will be entitled to a commission in connection with the entry into this Agreement or consummation of the Transactions.
4.22Relationship With Customers and Vendors. The Company Group has used commercially reasonable efforts to maintain good working relationships with all of the customers of the Business. Except as set forth on Schedule 4.22, no customer or vendor of the Business has terminated or has given written notice prior to the date hereof of an intention or plan to terminate or materially change its relationship with the Business, and the Company does not have Knowledge of any intention or plan by any such customer or vendor to take any such actions. Except as disclosed on Schedule 4.22, (a) there is no dispute or disagreement pending or, to the Knowledge of the Company, threatened in writing between any member of the Company Group and any of the customers or vendors of the Business, (b) no Action has been asserted or commenced by any customer or vendor of the Business against any member of the Company Group, the Business or the Purchased Assets and (c) to the Company’s Knowledge, there is no reasonable basis for any such Action. Except as set forth on Schedule 4.22, no member of the Company Group has received notice of, nor does the Company have Knowledge of any basis for, any material complaint by any customer or vendor of the Business.
5.Representations and Warranties of the Purchaser.
The Purchaser hereby represents and warrants to the Company as follows:
5.1Organization and Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, having all requisite corporate power and authority to perform its obligations under this Agreement.
5.2Authority and Binding Effect. The Purchaser has full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and has taken all actions necessary to secure all approvals required in connection therewith. The execution, delivery and performance of this Agreement and the consummation of the Transactions by the Purchaser has been duly authorized by all necessary corporate action. This Agreement and the other Transaction Documents to which it is a party each constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor’s rights generally or by equitable principles (whether considered in an action at law or in equity).
5.3Validity of Contemplated Transactions. Neither the execution and delivery of this Agreement by the Purchaser nor the consummation of the Transactions by the Purchaser will contravene or violate any Governmental Order which is applicable to Purchaser, or the Charter Documents of the Purchaser, or will result in a Default under any material Contract to which the Purchaser is a party or by which it is otherwise bound.
5.4Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the Business and the Company Group and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Purchaser and the Company Group for such purpose.  Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of the Company Group set forth in this Agreement (including related portions of the Schedules); and (b) none of the Company Group or any other Person has made any representation or warranty as to the Company Group or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Schedules).
6.Covenants.
6.1Consents, Further Assurances. Consistent with the terms and conditions hereof, each Party will use its reasonable best efforts to execute and deliver such other documents and take such other actions as reasonably requested by the other Party to fulfill the conditions precedent to the obligation to consummate the Transactions. Each Party shall use its reasonable best efforts and will cooperate with the other Party to the extent reasonably necessary to obtain all consents, approvals and waivers, if any, from third parties required to consummate the Transactions.
6.2Certain Tax Matters.
(a)Cooperation on Tax Matters.
(i)The Company and the Purchaser shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and the conduct of any audit, Litigation or other Action with respect to Taxes relating to the Purchased Assets or the Business. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return, audit, Litigation or other Actions and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Without limiting Section 6.5, the Company shall (A) retain all books and records with respect to Tax matters pertinent to the Purchased Assets or the Business relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention Contracts entered into with any Governmental Body and (B) give the Purchaser reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Purchaser so requests, the Company, as the case may be, shall allow the Purchaser to take possession of such books and records. The Company shall provide the Purchaser copies of any such Tax Returns in respect of non-income Taxes related to the Business or the Purchased Assets.

(ii)The Parties shall, upon request, use their best efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).
(iii)All Tax sharing agreements with respect to or involving the Business or the Purchased Assets shall be terminated by the applicable member of the Company Group as of the Closing Date such that, after the Closing Date, no Purchased Asset shall be encumbered by and Purchaser shall not be bound by or have any liability thereunder.
(b)Allocation. The Company and the Purchaser agree to allocate the Base Purchase Price (and the Assumed Liabilities and any other relevant items included in the determination of purchase price for federal income Tax purposes and any adjustment or additions to purchase price hereunder) for the Purchased Assets (the “Tax Consideration”) in accordance with Section 1060 of the Code and the applicable Treasury Regulations thereunder. The Company and the Purchaser agree that the Purchaser shall prepare and provide to the Company an allocation of the Tax Consideration among Purchased Assets within 120 days after the Closing Date. The Company and the Purchaser undertake and agree to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060 of the Code, and shall use the allocation determined pursuant to this Section 6.2(b) in connection with the preparation of IRS Form 8594 (and any applicable state or local form). No Party shall file any Tax Return or other document or otherwise take any position that is inconsistent with the allocation determined pursuant to this Section 6.2(b) except as may be adjusted by subsequent written agreement between the Company and the Purchaser or following an Action relating to the allocation by a Governmental Body or by court decision.
(c)Apportionment. For all purposes of this Agreement, with respect to Taxes relating to a Straddle Period, the amount of Taxes for such Straddle Period attributable to the Pre-Closing Tax Period shall, (i) in the case of any Taxes that are imposed on a periodic basis and are not based upon or related to income or receipts, be deemed to be the amount of Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of all Straddle Period Taxes not described in the preceding clause (i), be determined based on an interim closing of the books as of the end of the Closing Date. The Company shall pay to the Purchaser, at least five (5) days prior to the date on which Taxes are due with respect to a Straddle Period, an amount equal to the portion of those Taxes that relates to the portion of the Straddle Period ending on the Closing Date, as determined by Purchaser in good faith. Taxes in the form of interest, penalties or any addition to Tax shall be treated as attributable to a Pre-Closing Tax Period to the extent relating to a Pre-Closing Tax Period whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.
6.3Restrictive Covenants.
(a)Non-Compete. The Company acknowledges that (i) the Purchaser would not have entered into this Agreement but for the agreements and covenants contained in this Section 6.3 and (ii) the agreements and covenants contained in this Section 6.3 are essential to protect the business and goodwill of the Business and are reasonable and appropriate in scope. To induce the Purchaser to enter into this Agreement, the Company covenants and agrees that, during the period commencing on the Closing Date and ending on the third (3rd) anniversary thereof (the “Restricted Period”), the Company shall not, and the Company shall not permit any of its Affiliates during such time as each such Affiliate remains an Affiliate of the Company (together with the Company, each, a “Restricted Party”) to directly or indirectly engage in or own any interest in or control, manage or operate any business that is engaged in the development, distribution, offering, sale, marketing or administration of products or services competitive with the Business; provided, however, the Company and its Affiliates may own, directly or indirectly, solely as an investment, securities of any Person which are publicly traded if the Company (I) is not a controlling person of, or a member of a group which controls, such Person and (II) does not, directly or indirectly, own 2% or more of any class of securities of such Person. For the avoidance of doubt, this Section 6.3(a) is not intended to prevent the Company or its Affiliates from engaging in business that is trivially or immaterially related to the Business.
(b)Employees and Consultants. During the Restricted Period, no Party shall, directly or indirectly, (i) solicit or encourage any employee or consultant performing services in connection with the Business to leave the employment or retention of the other Party or any of its Affiliates or (ii) hire any such employee or consultant or any employee or consultant who was performing services in connection with the Business; provided, however, that (x) no Party shall be prohibited from hiring, engaging or soliciting for hire or engagement any Person who has been terminated by the other Party or its Affiliates at least six (6) months prior to such hiring, solicitation or engagement and (y) this Section 6.3(b) shall not apply to, and the Purchaser shall not be deemed to have breached this Section 6.3(b) in connection with, the transition assistance provided by the Company and its employees and contractors to the Purchaser pursuant to Section 6.10 and Schedule 6.10. Notwithstanding the foregoing, the placement of general advertisements that may be targeted to, or the use of search firms that may target, a particular geographic or technical area, but in each case that are not targeted specifically towards employees of the other Party or its Affiliates or the Business, shall not be deemed to be a solicitation for purposes of this Section 6.3(b) and, except with respect to the Transferred Employees, no Party shall be prohibited from hiring or engaging any such Person in response to such general solicitation.
(c)Customers of the Business. During the Restricted Period, no Restricted Party shall, directly or indirectly, solicit or service any client or vendor of the Business in order to induce or attempt to induce such Person to cease doing, decrease or materially change the terms of their business with the Purchaser with respect to the Business.
(d)Non-Disparagement. During the Restricted Period, no Restricted Party shall make any derogatory or disparaging statement about the Business; provided, however, that the foregoing shall not be violated by truthful statements made in response to legal process, required governmental testimony, filings, investigations or inquiries, or administrative or arbitral proceedings (including depositions in connection with such proceedings).
(e)Blue Penciling. If any Governmental Body determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable Law, including with respect to time or space, such Governmental Body is hereby requested and authorized by the Parties to revise the foregoing restriction to include the maximum restrictions allowable under applicable Law. Each Restricted Party hereby acknowledges, however, that this Section 6.3 has been negotiated by the Parties and that the geographical and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Business, and that damages may be an inadequate remedy for any breach of this Section 6.3 and that the Purchaser shall, whether or not it is pursuing any potential remedies at Law, be entitled to seek equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual breach of this Section 6.3.
6.4Employee Matters.
(a)The Purchaser or an Affiliate thereof shall make an offer of employment to those employees of the Business, both salaried and hourly, who are listed in Schedule 6.4(a) (the “Prospective Employees”), conditioned on (i) the occurrence of the Closing and (ii) the

Prospective Employees meeting the Purchaser’s hiring requirements, including: (A) successfully passing a background check and drug screening, (B) providing proof of eligibility for employment in the United States and (C) signing the Employment Documentation. Those Prospective Employees who meet the Purchaser’s hiring requirements, accept such offer of employment and commence employment with the Purchaser shall be referred to herein as the “Transferred Employees.” The Purchaser’s employment of each Transferred Employee shall commence upon the last to occur of the following: (x) the Closing Date, (y) such employee’s satisfaction of all of the Purchaser’s hiring requirements and (z) acceptance of his or her offer of employment. Notwithstanding anything to the contrary in this Section 6.4(a), the Transferred Employees shall be considered to be employed “at will” and nothing shall be construed to limit the ability of the Purchaser or any of its Affiliates to terminate any Transferred Employee at any time for any reason, or to change any such Transferred Employee’s terms and conditions of employment, including the levels of compensation and pension, welfare and/or fringe benefit plans, programs or arrangements after the Closing. The Company and the Purchaser agree to utilize the standard procedure set forth in Revenue Procedure 2004-53 with regard to wage reporting for the 2025 calendar year. The Company and its Affiliates shall be solely liable and responsible for providing all individuals who are “M&A qualified beneficiaries” (within the meaning of Treasury Regulation Section 54.4980B-9) with respect to the Purchased Assets, the Business or any of the transactions contemplated by this Agreement with all notices and continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (and applicable state law).
(b)The Company Group will be solely responsible and liable for, and shall pay and provide in a timely manner, all Benefits and Employee Liabilities.
(c)Nothing contained in this Agreement, whether express or implied, will (i) obligate the Purchaser or any Affiliate of Purchaser to retain any Transferred Employee for any specific period, (ii) be treated as an amendment or adoption of any Employee Benefit Plan or any other employee benefit plan, program, agreement, practice, policy or arrangement or (iii) limit the right of the Purchaser or any Affiliate of Purchaser to amend or terminate any employee benefit plan, program, agreement, practice, policy or arrangement of Purchaser or any of its Affiliates. The Purchaser and the Company Group acknowledge and agree that nothing in this Section 6.4, whether express or implied, shall create any third party beneficiary or other rights (A) in any Person not party to this Agreement, including any employee or former employee of the Company Group (including any Transferred Employee), any participant in any Plan, or any dependent or beneficiary thereof or (B) to continued employment with the Purchaser or any Affiliate of Purchaser.
6.5Books and Records and Information.
(a)For a period of five (5) years after the Closing Date, the Company shall not and shall cause its Affiliates and their respective officers, employees and directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of the Purchaser or use or otherwise exploit for their own benefit or for the benefit of anyone other than the Purchaser, any of the Confidential Information that relates primarily to, was developed for, or is used in connection with the Business (“Business Confidential Information”). The Company agrees, however, that any Business Confidential Information that constitutes a trade secret under applicable Law shall remain a trade secret and shall be maintained as Business Confidential Information for as long as the Purchaser maintains the same as a Trade Secret under applicable Law. If the Company or any officer, employee, director, or Affiliate of the Company is bound by any legal proceeding before any Governmental Body or required by Law to divulge Business Confidential Information to any Person, the Company or such officer, employee, director or Affiliate shall only disclose that portion of the Business Confidential Information required by applicable Law under any such order or by such Governmental Body after reasonably permissible prior written notice has been given to the Purchaser to allow the Purchaser to seek an appropriate protective order (at the Purchaser’s sole expense). For purposes of this Section 6.5(a), Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.
(b)The Company agrees that any documents that are retained by the Company or its Affiliates or any of their respective officers, directors or employees after the Closing Date and that are related to the Business shall be open for inspection by representatives of the Purchaser at any time during regular business hours for five (5) years as provided for in Section 6.5(c) and the Purchaser may during such period at its expense make such copies thereof as it may reasonably request.
(c)Without limiting the generality of Section 6.5(b), for a period ending on the fifth (5th) anniversary of the Closing Date, neither the Company nor any of the Company’s Affiliates nor any of their respective officers, directors or employees shall transfer, destroy or discard any item referred to in Section 6.5(b) without first offering to the Purchaser, at its own expense (but without any other payment), to obtain the same. The foregoing notwithstanding, this clause shall not apply to those items that are deleted through ordinary operations of the Company’s data retention and deletion systems and process consistent with past practice.
6.6Release of Liens. Before or on the Closing Date, the Company shall arrange, and shall cause the Business or the Purchased Assets, as the case may be, to be released, as of the Closing, from all Liens, guaranties and guaranty obligations of the Business or the Purchased Assets. In furtherance of the foregoing, the Company shall deliver to the Purchaser on or prior to the Closing Date (a) a duly executed letter from each Lien holder providing that all Liens relating to the Business or the Purchased Assets shall be released and terminated on or prior to the Closing Date and (b) all other customary documentation relating to the termination and the release of all such Liens (including termination statements on Form UCC-3 or other releases reasonably necessary to effect the release of all applicable security interests granted in connection with such Liens).
6.7Collection of Accounts Receivable and Other Funds by the Company. Following the Closing, to the extent any member of the Company Group receives payment with respect to any Accounts Receivable of the Business or with respect to any other Purchased Asset, the amount of such payment shall, without cost to Purchaser, be remitted by the Company to the Purchaser not later than ten (10) Business Days after such Person’s receipt of such payment. All such amounts received by any member of the Company Group shall be held in trust for the Purchaser. In addition, the Company shall use commercially reasonable efforts not to impair the collectability or collection of any Accounts Receivable, and to provide, without cost to the Purchaser, commercially reasonable assistance to the Purchaser in connection with such collection, if reasonably requested by the Purchaser.
6.8Forwarding Inquiries. For a period of six (6) months from the Closing Date, the Company shall forward to the Purchaser any e-mail, postal mail or telephone inquiries from third parties relating to the Business and shall promptly after the Closing Date file complete and adequate forwarding notices with the postal officials and appropriate telephone utilities provided by the Purchaser for the forwarding to the Purchaser of all inquiries relating to the Purchased Assets or the Business.

6.9Termination. The Company shall have prepared for filing on the Closing Date a certificate of dissolution of Furmacy, Inc.
6.10Transition Assistance. The Company shall, and shall cause its Affiliates, employees and representatives to, assist with the orderly transition of the Purchased Assets to the Purchaser, including by cooperating with the Purchaser to effectuate the actions set forth on Schedule 6.10.
6.11Insurance. With respect to events or circumstances relating to the Purchased Assets or the Assumed Liabilities that occurred or existed prior to the Closing Date (the “Pre-Closing Occurrences”) that are potentially covered by any member of the Company Group’s third-party workers’ compensation, employers’ liability, and general and product liability policies (the “Pre-Closing Insurance”), the Purchaser shall continue to have access to the benefits available under the Pre-Closing Insurance for any and all claims, rights, choses in action or causes of action of the Company Group (whether unasserted, contingent, pending, or otherwise) to recover under the Pre-Closing Insurance for Pre-Closing Occurrences (a “Qualifying Claim”). In furtherance of the foregoing, upon the Purchaser’s written request, the Company shall use reasonable best efforts to make and pursue (or cause its applicable Affiliate to make and pursue) a Qualifying Claim under the applicable Pre-Closing Insurance. In the event that any member of the Company Group receives any net proceeds from such Pre-Closing Insurance related to any Qualifying Claim, the Company shall promptly deliver any such net proceeds therefrom to the Purchaser. The Purchaser and the Company will cooperate reasonably to maximize insurance recoveries under the Pre-Closing Insurance for the benefit of all Parties with respect to Pre-Closing Occurrences.
6.12Misallocated Assets. If following the Closing any member of the Company Group or any Affiliate thereof is found to have retained a Purchased Asset in error or owns or otherwise possesses any right, property or asset, other than any Excluded Asset, that was primarily used in the operation of or primarily related to the Business at any time during the six (6) months prior to the date hereof, the Company shall transfer or shall cause its applicable Affiliate to transfer as soon as reasonably practicable such right, property or asset (and any related Assumed Liabilities), free and clear of all Liens, to the Purchaser at no cost to the Purchaser; provided, that in such event, Purchaser shall grant and hereby grants to the Company and its Affiliates a nonexclusive, worldwide, fully paid-up, royalty free, irrevocable, perpetual, sublicensable, and transferable right and license to use and exploit such right, property or asset for any purposes whatsoever (subject to the limitations in Section 6.3(a)); provided, further, that Purchaser shall not be required to grant such a license if Purchaser is not permitted to do so under either any applicable Law or the terms of any applicable contract(s). Additionally, if such a Purchased Asset is Licensed Intellectual Property (including Software) that is not assignable to Purchaser under the terms of the applicable license agreement between the third party provider of such Licensed Intellectual Property and the member of the Company Group, then in lieu of transferring such Licensed Intellectual Property to Purchaser, the Company shall, at Company’s discretion, take any of the following actions: (a) obtain a consent, at the Company cost, to transfer such applicable license agreement to such commercially available Licensed Intellectual Property to Purchaser; or (b) reimburse Purchaser for any out-of-pocket costs incurred by Purchaser in obtaining such commercially available Software directly from the third party provider. If following the Closing any right, property or asset that would constitute an Excluded Asset is found to have been transferred to the Purchaser or any of its Affiliates in error, the Purchaser shall transfer or shall cause its applicable Affiliate to transfer as soon as reasonably practicable such right, property or asset (and any related Excluded Liability) to the Company at no cost to the Company.
7.Indemnification.

7.1By the Company. The Company shall indemnify and hold the Purchaser, its successors and assigns, and any of its officers, directors, employees, equityholders, and agents, and any of their respective Affiliates and any of their respective officers, directors, employees, members, partners, equityholders, and agents (each, an “Indemnified Purchaser Party”) harmless from and against any Damages that such Indemnified Purchaser Party may sustain, suffer or incur and that result from, arise out of or relate to:
(a)any inaccuracy or breach of any representation or warranty of the Company in this Agreement, the other Transaction Documents or any certificate or other writing delivered by or on behalf of the Company;
(b)any breach or nonfulfillment of any covenant or agreement on the part of any member of the Company Group set forth in this Agreement or any other Transaction Document;
(c)any Excluded Liability (including, without limitation, any Transaction Expenses and any Indebtedness of the Company Group); and
(d)any matter specified on Schedule 7.1(d).
7.2By the Purchaser. The Purchaser shall indemnify and hold the Company, its successors and assigns (each, an “Indemnified Company Party”) harmless from and against any Damages that such Indemnified Company Party may sustain, suffer or incur and that result from, arise out of or relate to:
(a)any inaccuracy or breach of any representation or warranty of the Purchaser contained in this Agreement, the other Transaction Documents to which the Purchaser is a party or any certificate or other writing delivered by or on behalf of the Purchaser in connection herewith; and
(b)any breach or nonfulfillment of any covenant or agreement of the Purchaser contained in this Agreement or the other Transaction Documents to which the Purchaser is a party; and
(c)any Assumed Liabilities, including any Damages arising therefrom after the Closing Date.
7.3Procedure for Claims and Indemnification Limitations.
(a)An Indemnified Purchaser Party or an Indemnified Company Party that desires to seek indemnification under any part of this Article 7 (each, an “Indemnified Party”) shall give prompt notice (a “Claim Notice”) to each party responsible or alleged to be responsible for indemnification hereunder (an “Indemnitor”) prior to any applicable Expiration Date specified below. Such notice shall briefly explain the nature of the claim and the parties known to be involved and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an “Unliquidated Claim”). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the “Liquidated Claim Notice”) within 60 days after the matter giving rise to the claim becomes finally resolved, and the Liquidated Claim Notice shall specify the amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a “Claim Response”) within 20 days (the “Response Period”) after the later of (i) the date that the Claim Notice is given and (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.
(b)If any Indemnitor shall be obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay to such Indemnified Party within 30 days after the last day of the Response Period the amount to which such Indemnified Party shall be entitled. If there shall be a dispute as to the amount or manner of indemnification under this Article 7, the Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnitor. If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate, and the Prime Rate in effect on the first Business Day of each calendar quarter shall apply to the amount of the unpaid obligation during such calendar quarter.
(c)Subject to the limitations contained in this Article 7, an Indemnified Purchaser Party shall be entitled to recover any Damages payable by any Indemnitor (i) from the Holdback Amount in accordance with Section 2.6 and (ii) to the extent any Damages exceed the amounts available to the Purchaser pursuant to Section 2.6, from the Company.
(d)Notwithstanding any other provision of this Article 7:
(i)an Indemnified Party shall be entitled to indemnification under Section 7.1(a) with respect to any breach or inaccuracy of any representation or warranty made hereunder only when the aggregate amount of all Damages incurred by such Indemnified Party exceeds $50,000, in which event, the Indemnitor shall be required to pay or be liable for all such Damages from the first dollar; provided, however, that this Section 7.3(d)(i) shall not apply to any claim relating to a breach of an Excepted Representation or for Fraud;
(ii)in no event shall an Indemnitor be obligated to indemnify any Indemnified Party under Section 7.1(a) or Section 7.2(a) for amounts in excess of the Holdback Amount; provided, however, that this Section 7.3(d)(ii) shall not apply to any claim relating to a breach of an Excepted Representation or for Fraud; and
(iii)the maximum amount of Damages for which an Indemnified Party shall be entitled to indemnification under (A) Section 7.1(a) for any breach of the representations or warranties set forth in Sections 4.1(a), 4.2, 4.5, 4.17 or 4.21, (B) Sections 7.1(b), 7.1(c) or 7.2(b), or (C) Section 7.2(a) for any breach of the representations or warranties set forth in Sections 5.1 or 5.2 (the representations and warranties of the Company and the Purchaser specified in this Section 7.3(d)(iii), collectively, the “Excepted Representations”) may not exceed the Base Purchase Price.
(e)Nothing herein shall be deemed to limit or restrict in any manner any rights or remedies that (i) any Party has, or might have, at Law, in equity or otherwise, against any other Person, based on Fraud or (ii) any Indemnified Purchaser Party has, or might have, at

Law, in equity or otherwise, against the Company based on any breach of any covenant of the Company.
(f)Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining any breach or inaccuracy of any representation or warranty of any Party that is the subject matter of a claim for indemnification hereunder, each representation, warranty, covenant and agreement shall be read without regard and without giving effect to the term(s) “material” or “Material Adverse Effect” or similar qualifiers.
(g)Each Indemnified Party shall take, and cause its Affiliates to take, reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Damages.
7.4Claims Period. Any claim for indemnification under this Article 7 shall be made by giving a Claim Notice under Section 7.3(a) on or before the applicable “Expiration Date” specified below in this Section 7.4, or the claim under this Article 7 shall be invalid; provided, that nothing herein shall relieve or release any Party from any liability for Fraud. “Expiration Date” means:
(a)with respect to any claim for Damages related to a breach of any covenant or agreement to be performed at least in part after the Closing Date, 90 days after the conclusion of the period of performance specified herein or the date that is 18 months after the Closing Date if there is no such specified period;
(b)the date that is seven (7) years after the Closing Date for any claim related to any Excluded Liability;
(c)the date provided by the applicable statute of limitations for any claim related to a breach of an Excepted Representation;
(d)for all other claims, the date that is 18 months after the Closing Date.
So long as an Indemnified Party gives a Claim Notice for an Unliquidated Claim on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice.
7.5Third-Party Claims. An Indemnified Party that desires to seek indemnification under any part of this Article 7 with respect to any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, examination, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity (each, an “Action”) that may be instituted by a third party shall give each Indemnitor prompt notice of a third party’s institution of such Action. After such notice, such Indemnitor, subject to its express written confirmation that it shall be solely responsible for all Damages and fees and expenses arising therefrom, shall assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party at the Indemnitor’s expense; provided, however, that if such Indemnitor does not so assume the defense thereof such Indemnitor shall have the right to participate at its own expense in the defense of such Action if such Indemnitor does not so assume the defense thereof and such Indemnified Party shall have the right to participate at its own expense in the defense of an Action assumed by the Indemnitor under the preceding clause; provided, further, that the Person controlling the defense of such Action shall not consent to the entry of any judgment or enter into any settlement, except with the prior written consent of the Indemnified Party or Indemnitor (as applicable) (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary set forth herein, the Indemnitor shall not be entitled to assume the defense of any Action (i) which seeks non-monetary damages or an injunction or other equitable relief, or (ii) which involves criminal or quasi-criminal allegations. Any failure to give prompt notice under this Section 7.5 shall not bar an Indemnified Party’s right to claim indemnification under this Article 7, except to the extent that an Indemnitor shall have been materially harmed by such failure. If the Indemnitor assumes the defense of any Action in accordance with this Section 7.5, it shall thereafter promptly inform the Indemnified Party of all material developments.
7.6Holdback Claims. In the event of any Damages for which an Indemnified Purchaser Party is entitled to indemnification under Section 7.1(a), such Indemnified Purchaser Party shall first seek payment of such Damages from the Holdback Amount; thereafter, if the amount of the Holdback Amount available for payment of Damages is less than the amount of Damages to which such Indemnified Purchaser Party is entitled, such Indemnified Purchaser Party shall be entitled to seek indemnification from the Company in accordance with this Article 7.
7.7Survival Period. All of the representations and warranties made by each Party in this Agreement or in any other Transaction Document shall survive until the relevant Expiration Date set forth in Section 7.4.
7.8Contingent Claims. Nothing herein shall be deemed to prevent an Indemnified Party from making a claim hereunder for potential or contingent claims or demands (a “Contingent Claim”); provided, that the Claim Notice sets forth the specific basis for any such Contingent Claim to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim may be made.
7.9Tax Treatment. The Parties agree to treat any indemnity payment made pursuant to this Article 7 as an adjustment to the Tax Consideration under this Agreement, unless otherwise required by applicable Law.
7.10LIMITATION OF LIABILITY. IN NO EVENT SHALL ANY INDEMNIFYING PARTY BE LIABLE TO ANY INDEMNIFIED PARTY FOR ANY PUNITIVE, CONSEQUENTIAL, INDIRECT, OR SPECIAL DAMAGES, INCLUDING LOSS OF FUTURE REVENUE OR INCOME, LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT OR DIMINUTION OF VALUE OR ANY DAMAGES BASED ON ANY TYPE OF MULTIPLE, EXCEPT (A) TO THE EXTENT ACTUALLY AWARDED AGAINST AN INDEMNIFIED PARTY IN CONNECTION WITH AN ACTION BY A THIRD PARTY OR (B) IN RESPECT OF CONSEQUENTIAL, INDIRECT, OR SPECIAL DAMAGES, TO THE EXTENT REASONABLY FORESEEABLE.
8.General Matters.
8.1Public Announcements. No Party shall issue any press release or make any public statement with respect to this Agreement or the Transactions, without the prior written consent of the other Party; provided, that the Parties shall be permitted to make any statements required by applicable Law or rules of any stock exchange on which the Party or any of its Affiliates lists securities; provided, further, that in the event of any disclosure required by applicable Law or rules of any stock exchange, a Party shall, to the extent reasonably practicable, give the other

Party a reasonable opportunity to review such disclosure in advance and shall consider such other Party’s comments in good faith.
8.2Contents of Agreement. This Agreement, together with the other Transaction Documents, sets forth the entire understanding of the Parties with respect to the Transactions and supersedes all prior agreements or understandings among the Parties regarding those matters.
8.3Amendment, Parties in Interest, Assignment, Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the Parties. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties. Nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective heirs, legal representatives, successors and permitted assigns, except as provided in Article 7. No Party shall assign this Agreement or any right, benefit or obligation hereunder; provided, however, that the Purchaser shall be entitled to assign this Agreement to any Affiliate without such prior consent; provided, further, that any such assignment shall not relieve the Purchaser of its obligations hereunder. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such Party. Neither the failure nor the delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of any such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given and (b) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such Party or the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the other Transaction Documents.
8.4Further Assurances. At and after the Closing, the Parties shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.
8.5Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” or “without limitation”, (d) references to “hereunder” or “herein” relate to this Agreement, (e) references to a Person are also to its permitted successors and assigns, (f) the use of “or” is not intended to be exclusive unless expressly indicated otherwise and (g) the reference to “$” or “dollars” shall be United States Dollars. The Section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Any reference to a Party’s being satisfied with any particular item or to a Party’s determination of a particular item presumes that such standard will not be achieved unless such Party shall be satisfied or shall have made such determination in its sole or complete discretion. The words “made available to the Purchaser,” “provided to the Purchaser” (or any phrase of similar import) shall mean delivered to the Purchaser and its representatives by electronic mail at least three (3) Business Days prior to the date hereof.
8.6Counterparts. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile or other electronic means), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. This Agreement and any other Transaction Documents, and any amendments hereto or thereto, to the extent signed and delivered by means of facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party to this Agreement or to any other Transaction Document, each other party hereto or thereto as applicable shall re-execute original forms thereof and deliver them to all other parties. No Party or party to any other Transaction Document shall raise the use of a facsimile machine or electronic mail attachment in “pdf” or similar format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message as a defense to the formation of a contract and each such party forever waives any such defense. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.
8.7Schedules. Any item disclosed on any individual Schedule will be deemed to be disclosed for purposes of any other applicable Schedule if it is reasonably apparent from the face of such disclosure as expressly written on the individual Schedule (without reference to any additional information, investigation or documentation) that such disclosure would reasonably be expected to apply to such other Schedule.
8.8Negotiated Agreement. The Parties hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.
8.9Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any applicable Law in any particular respect or under any particular circumstances, then, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party, (a) such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances and (b) all other terms, conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the Transactions are fulfilled to the fullest extent possible.
8.10Remedies. The indemnification provisions set forth in Article 7 are the exclusive post-closing remedies with respect to the Liability for Damages of each of the Company or the Purchaser for the breach, inaccuracy or nonfulfillment of any representation, warranty or covenant contained in this Agreement; provided, however, that nothing herein shall preclude any Party from seeking any remedy based upon Fraud or willful or criminal misconduct or any Party’s right to seek and obtain any equitable relief to which any Party shall be entitled.
8.11Notices. All notices that are required or permitted hereunder shall be deemed to have been duly given (a) when delivered personally upon the Party for whom it is intended, (b) when sent by e-mail (provided that no “bounceback” or notice of non-delivery is received) or (c) one (1) Business Day following the day sent by overnight courier, certified mail or registered mail, return-receipt received, in each case, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Company or Guarantor:

Wag Labs, Inc. c/o Wag! Group Co.
2261 Market Street, Suite 86056
San Francisco, CA 94114

If to the Purchaser:

MWI Veterinary Supply Co.
c/o Cencora, Inc.
1 West First Ave.
Conshohocken, PA 19428
Attn.: General Counsel

with a required copy to:

Holland & Knight LLP
1650 Market Street, Suite 3300
Philadelphia, PA 19103
Attn.: Colby W. Smith Email: Colby.smith@hklaw.com

8.12Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
8.13Governing Law. This Agreement shall be construed and interpreted in accordance with the internal Laws of the State of Delaware without regard to any choice of Law or conflict of Law, choice of forum or provision, rule or principle (whether of the State of Delaware or any other jurisdiction) that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction. The Parties hereby irrevocably (a) submit themselves to the non-exclusive jurisdiction of the state and federal courts sitting in the State of Delaware and (b) waive the right and shall not assert by way of motion, as a defense or otherwise in any action, suit or other legal proceeding brought in any such court, any claim that he is not subject to the jurisdiction of such court, that such action, suit or proceeding is brought in an inconvenient forum or that the venue of such action, suit or proceeding is improper. Each Party also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 8.11. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.
8.14Expenses. Except as otherwise expressly stated herein, the Parties shall bear their respective direct and indirect expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, each other Transaction Document and the Transactions, whether or not the Transactions are consummated, including, but not limited to, all fees and expenses of brokers, representatives, counsel and accountants. In the event of any litigation or other legal proceeding between the Parties arising out of this Agreement, each other Transaction Document and the Transactions, the non-prevailing Party shall reimburse the prevailing Party for its reasonable and documented (i) out-of-pocket attorneys’ fees and (ii) costs of proceedings in connection therewith.
8.15Acknowledgements. It is acknowledged by each Party that such Party either had separate and independent advice of counsel or the opportunity to avail itself of the same. It is acknowledged and agreed by each Party that no Party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any Party as the alleged draftsman of this Agreement.
8.16Guaranty. Notwithstanding anything to the contrary herein, Guarantor undertakes to cause the Company to comply with the terms and conditions of this Agreement and any other Transaction Document to which the Company is a party, and to timely meet, and guarantees the performance of, all of the Company’s obligations herein and to the extent the Company does not timely meet any obligation herein (including any indemnification or payment obligations), the Company shall directly perform such obligation on behalf of the Company. This guaranty shall be a guaranty of payment and performance and not of collection, and Guarantor hereby agrees that its obligation hereunder shall be primary and unconditional (and not as a surety), subject in all respects to the terms and conditions of this Agreement.
[Signature Pages to Follow]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the day and year first written above.

PURCHASER:

MWI Veterinary Supply Co.

By:
Name:
Title:

COMPANY:

Wag Labs, Inc.

By:
Name:
Title:

solely for the purposes set forth herein,

GUARANTOR:

Wag! Group Co.

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

[Signature Page to Asset Purchase Agreement]